INVESTMENT AGREEMENT

dated as of July 14, 2010

between

DESERT HAWK GOLD CORP.

and

DMRJ GROUP I, LLC,
as Investor

Desert Hawk Investment Agreement

TABLE OF CONTENTS

Desert Hawk Investment Agreement

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Desert Hawk Investment Agreement

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SCHEDULES

Schedule I	-	Portion of Leased Real Property Comprising the Cactus Properties
Schedule II	-	Portion of Leased Real Property Comprising the Kiewit Properties
Schedule III	-	Portion of Leased Real Property Comprising the Yellowhammer Properties
Schedule IV	-	Excluded Property
Schedule 4.01(a)	-	Capital Stock of Company
Schedule 4.01(b)	-	Capitalization of Blue Fin
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation; Violations
Schedule 4.01(h)	-	Mining Permits
Schedule 4.01(i)(A)	-	Yellowhammer Pro Forma Production and Financial Projections
Schedule 4.01(i)(B)	-	Kiewit Pro Forma Production and Financial Projections
Schedule 4.01(m)	-	Environmental Matters
Schedule 4.01(q)(iii)	-	Other Real Property Interests
Schedule 4.01(q)(iv)	-	Prior Mining Activities
Schedule 4.01(t)	-	Investments
Schedule 6.01(a)	-	Indebtedness
Schedule 6.02(a)	-	Liens
Schedule 6.10	-	Equipment

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Borrowing Notice

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INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of July 14, 2010, between DESERT HAWK GOLD CORP., a Nevada corporation (the “Company”), and DMRJ GROUP I, LLC, a Delaware limited liability company (the “Investor”).

PRELIMINARY STATEMENT:

The Company has requested the Investor to make available to the Company a senior secured term loan credit facility of up to $6,500,000 to pay transaction fees and expenses in connection herewith and to provide capital to the Company for the conduct of the Mining Activities at the Cactus Mill and on the Yellowhammer Properties and the Kiewit Properties.  The Investor has indicated its willingness to lend such amount upon and subject to the terms and conditions set forth herein provided the Transaction Parties grant to the Investor a first priority lien on and security interest in and to all of the assets, rights, interests and properties of the Transaction Parties.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Active Mining Duties” means, with respect to an unpatented mining claim, such exploration and/or production of such unpatented mining claim (including discovery and other validation work) as is required under applicable law to maintain a valid right to such claim to the exclusion of the rights to such claim of any other Person.

“Additional Mortgage” has the meaning specified in Section 5.10(b)(i).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, contract, voting trust or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“After Acquired Properties” has the meaning specified in Section 5.10(b).

Desert Hawk Investment Agreement

“Agreement” means this Investment Agreement, as amended, together with all schedules and exhibits hereto.

“Assignment and Acceptance” has the meaning specified in Section 9.07(a).

“Base Interest” has the meaning specified in Section 2.03(a)(i).

“Blue Fin” means Blue Fin Capital, Inc., a Utah corporation and wholly-owned subsidiary of the Company.

“Borrowing” means a borrowing of a Term Loan Advance made by the Investor pursuant to Section 2.02.

“Borrowing Notice” has the meaning specified in Section 2.02.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City.

“Cactus Mill” means the ore milling facility and related plant and equipment located, or to be located, on the Cactus Properties as sufficient to engage in the milling and processing of ore thereon.

“Cactus Properties” means that portion of the Leased Real Property covered by the Principal Lease Agreements to the extent set forth in Schedule I hereto.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability on its balance sheet in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including, (a) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (b) with respect to limited liability companies, member interests, and (c) with respect to any Person, any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

Desert Hawk Investment Agreement

“Cash Equivalents” means any of the following, to the extent owned by a Transaction Party free and clear of all Liens and, unless otherwise specified below, having a maturity of not greater than one (1) year from the date of acquisition thereof:

(a)           United States Governmental Securities maturing within one year from the date of acquisition;

(b)           demand deposits, time deposits, certificates of deposit, banker’s acceptances, overnight bank deposits or other bank instruments maturing within one year from the date of acquisition thereof, issued by any bank or trust company that is organized under the laws of the United States or any state thereof having capital, surplus and undivided profits of $500.0 million and whose long-term unsecured debt or whose parent holding company’s long-term unsecured debt, is rated “AA-“ or better by S&P, “Aa3” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing;

(c)           with the prior consent of the Investor, repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above, provided in all cases such repurchase agreement qualifies as a “properly executed” repurchase agreement (as such term is used in the adopting release of the Federal Deposit Insurance Corporation rule entitled “Processing of Deposit Accounts in the Event of an Insured Depository Institution Failure”, 12 CFR § 360.8;

(d)           obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; provided that such obligations mature within one year from the date of acquisition thereof; and

(e)           commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by a Transaction Party is rated A-l or better by S&P or P1 or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

Desert Hawk Investment Agreement

“Change in Control” means the occurrence of any of the following:  (i) any Desert Hawk Specified Investor (together with his or her spouse and his and her direct lineal descendants) shall cease to legally and beneficially own at least 80% of the aggregate number of shares of Capital Stock of the Company legally and beneficially owned by such Desert Hawk Specified Investor (together with his or her spouse and his or her direct lineal descendants) on the date of this Agreement, (ii) if Rick Havenstrite, John Ryan, Robert Jorgensen and, if a director of the Company, Eric Moe shall cease to constitute a majority of the members of the Board of Directors of the Company unless, upon the occurrence of the removal, death or resignation of the director that shall have resulted in such occurrence, the Investor shall have, in its sole discretion, approved in writing of the new director replacing such removed, deceased or resigning director, or (iii) if any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, but other than, individually or collectively, any of the Desert Hawk Specified Investors) becomes the beneficial owner, as defined in Rule 13d-3 promulgated under such Act, of 50% or more of the voting power of the outstanding Capital Stock of the Company entitled to vote generally in the election of directors.

“Charges” has the meaning specified in Section 9.09.

“Clifton Lease” means that certain Amended and Restated Lease and Sublease Agreement, effective as of July 24, 2009, by and among Clifton Mining Company and Woodman Mining Company, as lessors, and the Company, as lessee, which agreement amends and restates in its entirety that certain Mining Venture Agreement, effective as of July 24, 2009, by and among such parties, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the collateral that is pledged or encumbered under any Security Document.

“Collateral Security Agreement” means that certain Security Agreement dated the Effective Date between the Transaction Parties, on the one hand, and the Investor, on the other, together with each other collateral security agreement or collateral security agreement supplement delivered from time to time pursuant to Section 5.10(b), in each case as amended.

“Commitment” means $6,500,000.

“Common Stock” means shares of common stock of the Company, par value $.01 per share.

“Company” has the meaning specified in the recital of parties to this Agreement.

“Company’s Account” means such account as the Company shall specify in writing, and be acceptable, to the Investor.

Desert Hawk Investment Agreement

“Confidential Information” means any information disclosed, either directly or indirectly, in writing, orally (to the extent provided by the proviso hereof) or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, plant and equipment), which is designated as “Confidential,” “Proprietary” or some similar designation; provided, however, that information communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within a reasonable time (not to exceed ten (10) Business Days) after the initial disclosure.  Confidential Information may also include information disclosed to a disclosing party by third parties.  Confidential Information shall also include the fact that discussions between the parties with respect to a possible transaction have and are taking place.  Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and, at the cost and expense of the disclosing party, assistance in obtaining an order protecting the information from public disclosure.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration or formation (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, limited liability company operating or members agreement, or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Core Properties” means the properties and mining claims listed on Schedules I, II and III hereof.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.03(b).

“Deposit Account Control Agreement” has the meaning specified in Section 3.01(a)(vii).

“Desert Hawk Specified Investors” means any of Eric Moe, Rick Havenstrite and Robert Jorgensen.

Desert Hawk Investment Agreement

“Disclosed Litigation” has the meaning specified in Section 3.01(c).

“Effective Date” means the first date on which the conditions set forth in Article III shall have been satisfied.

“Eligible Assignee” has the meaning specified in Section 9.07(a).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization, as amended, required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary thereof, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Property” means any Owned Real Property or Leased Real Property as to which, and only for so long as the Investor shall have consented in writing (the “Excluded Property Consent”), the Company, upon its written request, shall not be required to grant a security interest therein to the Investor pursuant to a Mortgage as collateral security for the Obligations; provided that such Real Property shall cease to constitute “Excluded Property” if at anytime thereafter the Investor shall have given written notice to the Company revoking the Excluded Property Consent (an “Excluded Property Revocation Notice”); and, provided, further, that the office leases listed on Schedule IV hereof, if any, shall be deemed to constitute Excluded Property as of the Effective Date and thereafter until such time, if at all, such property shall be designated a Required Property pursuant to Section 5.10(b) hereof.

Desert Hawk Investment Agreement

“Excluded Property Consent” has the meaning specified in the definition of Excluded Property.

“Excluded Property Revocation Notice” has the meaning specified in the definition of Excluded Property.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, administration, authority, instrumentality, commission, department, board, bureau or regulatory or legislative body.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee” or “Guaranty” and, with correlative meaning, “Guaranteed” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation), any Lien on the assets of such Person securing any Indebtedness, and obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Indebtedness or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d)           otherwise to assure the owner of such Indebtedness against loss in respect thereof.

In any computation of the Indebtedness of the obligor under any Guarantee, the Indebtedness that is the subject of such Guarantee shall be assumed to be a direct obligation of such obligor.  The amount of any Guarantee shall be equal to the outstanding amount of the Indebtedness guaranteed, or such lesser amount to which the maximum exposure of such Person shall have been specifically limited.

Desert Hawk Investment Agreement

“Hazardous Materials” means any material or substance (i) the presence and amount of which is limited or regulated under any applicable Environmental Laws; (ii) that is included in the definition of a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant” or words of similar import under any Environmental Law; (iii) that is toxic, explosive, corrosive, flammable, ignitable, infections, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Laws; (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons in reportable quantities under any Environmental Laws; or (v) that contains PCBs, asbestos or urea formaldehyde foam insulation.

“Improvements” has the meaning specified in the Mortgages.

“Indebtedness” means, with respect to any Person, without duplication:

(a)           all its liabilities for borrowed money;

(b)           all its liabilities evidenced by bonds, debentures, notes or similar instruments;

(c)           all its Capital Lease Obligations;

(d)           all liabilities under conditional sale or other title retention agreements relating to property or assets purchased by such Person;

(e)           all liabilities of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof);

(f)           all liabilities of other Persons secured by any Lien on property owned or acquired by such Persons, whether or not the liabilities secured thereby have been assumed or is limited in recourse, but limited to the fair market value of such property;

(g)           all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements;

(h)           all liabilities (contingent or otherwise) of such Person in respect of letters of credit, surety bonds or other instruments serving a similar function issued or accepted for the account of such Person or as to which such Person has a reimbursement obligation, including letters of credit or surety bonds issued to support such Person’s obligations under workmen’s compensation, unemployment insurance, reclamation laws or mining activities or under base or precious metals or minerals sales contracts;

Desert Hawk Investment Agreement

(i)            the principal component of all liabilities of such Person in respect of bankers’ acceptances; and

(j)            all Guarantees by such Person of any of the liabilities of the type described in paragraphs (a) through (i) above of any other Person.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 4.01(j).

“Initial Borrowing” shall mean the initial Borrowing of Term Loan Advances under this Agreement.

“Investment” has the meaning specified in Section 6.04.

“Investor” has the meaning specified in the recital of parties to this Agreement.

“Investor Payment Account” means such account as the Investor shall specify in writing to Company.

"Kiewit Advance" means a Term Loan Advance that has been borrowed to finance the Kiewit Mining Activities.

“Kiewit Milestones” has the meaning specified in Section 3.02(d).

“Kiewit Mining Activities” means the conduct of Mining Activities on the Kiewit Properties and the milling and processing of the ore and other minerals produced therefrom at the Cactus Mill, as contemplated by the Kiewit Pro Forma Statement.

"Kiewit Pro Forma Statement" has the meaning specified in Section 4.01(i).

“Kiewit Properties” means that portion of the Leased Real Property covered by the Principal Lease Agreements to the extent set forth in Schedule II hereto.

“Leased Real Property” means any Real Property as to or in which any Transaction Party shall have a leasehold interest, license interest, or other right of use or access (but not a fee ownership interest).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Desert Hawk Investment Agreement

“Material Adverse Change” or “Material Adverse Effect” shall mean the existence of any events or conditions that, individually or in the aggregate, have had or are reasonably likely to have (a) a materially adverse effect on the business or operations of the Company, or on the properties, assets or financial condition of the Company and Blue Fin, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Investor under, any Transaction Document.

“Maturity Date” means July 13, 2012.

“Maximum Rate” has the meaning specified in Section 9.09.

“Mining Activities” means (i) the permitting, exploration, development, preparation for removal and recovery, (ii)  the construction or installation of any mill, plant or other equipment or improvements for mining, extracting, producing, handling, milling or other processing, and (iii) the transportation and sale, in each case of clauses (i), (ii) and (iii), of any ores, minerals and mineral resources, together with any related permitting, remediation and reclamation activities in connection with any of the foregoing.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, including the Mine Safety and Health Act, as amended, and its state and local counterparts or equivalents.

“Mining Lease” means a lease, license or other use agreement which provides a Transaction Party the real property and water rights, other interests or rights (including exploration or production rights) in land, including copper, gold, tungsten, silver, mining and surface rights, easements, rights of way and options, and rights to timber and other natural resources necessary to recover copper, gold, tungsten, silver or other minerals from any Real Property held by such Transaction Party (i) that relates to, or is part of, the conduct by the Company of the Mining Activities or (ii) otherwise held by such Transaction Party and constitutes (or is required hereunder to constitute) a Mortgaged Property.  Leases which provide such Transaction Party the right to construct and operate a processing plant or related facilities on the surface of the Real Property shall also be deemed a Mining Lease.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization (including surface or underground mining permits and water or air discharge permits or other Environmental Permits), as amended, required under any applicable Mining Law.

“Moeller Trust Lease” means that certain Amended and Restated Lease Agreement, effective as of July 24, 2009, by and between Jeneane C. Moeller as Trustee of the Jeneane C. Moeller Family Trust, as lessor, and the Company, as lessee, which agreement amends and restates in its entirety that certain Mining Venture Agreement, effective as of July 24, 2009, by and between such parties, as amended.

Desert Hawk Investment Agreement

“Monthly Interest” has the meaning specified in Section 2.03(a)(i).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Owned Real Property and Leased Real Property that shall be subject to a Mortgage.

“Mortgages” shall mean the mortgages (including leasehold mortgages), deeds of trust (including leasehold deeds of trust), assignments of leases and rents and other security documents delivered to the Investor from time to time, in such form or forms as the Investor shall reasonably require, as such agreement shall be amended, for the purpose of granting to the Investor, a security interest in or Lien on any Owned Real Property or any Leased Real Property, including any such Real Property owned or leased on the Effective Date or acquired after the Effective Date.

“Note” has the meaning specified in Section 2.10(c)(i).

“Note Agreement” means that certain Loan Agreement, dated as of November 18, 2009, entered into by the Company and the lenders who are parties thereto, as amended by Amendment No. 1 thereto dated on or before the date hereof, pursuant to which the Company, among other things, issued and sold fifteen percent (15%) convertible promissory notes in the aggregate original principal amount equal to $600,000.

“Note Agreement Promissory Notes” means the convertible promissory notes originally issued to the holders thereof pursuant to the Note Agreement, as such promissory notes have been amended and restated on or before the date hereof.

“NPL” means the National Priorities List maintained in accordance with the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq, as amended from time to time.

“Obligations” means, as of any date of determination, the aggregate unpaid principal amount of all outstanding Term Loan Advances, together with all unpaid interest (including all Base Interest, Payment Date Interest and Default Interest) accrued thereon and all other amounts owing to the Investor hereunder or under any other Transaction Document.

“Other Taxes” has the meaning specified in Section 2.07(b).

“Owned Real Property” means any Real Property as to or in which the Company or any Subsidiary thereof shall have a fee or ownership interest.

“Payment Date Interest” has the meaning specified in Section 2.03(a)(ii).

Desert Hawk Investment Agreement

“Perfection Certificate” means any perfection certificate in form and substance acceptable to the Investor, duly authorized and executed by the Transaction Parties and covering such matters relating to the organization of the Transaction Parties and the ownership of their assets and properties as shall be required by the Investor in connection with the perfection, recordation and registration of the Collateral.

“Permitted Encumbrances” mean, with respect to each Mortgaged Property (including any After Acquired Property or Required Property that shall become a Mortgaged Property pursuant to Section 5.10(c)), those Liens and other encumbrances permitted by paragraphs (b), (c), (d), (g), (h), (j), (k) and (n) of Section 6.02.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledge Agreement” means that certain Pledge Agreement dated the Effective Date between the Company, on the one hand, and the Investor, on the other, as amended.

“Prepaid Interest” has the meaning specified in Section 2.03(a)(i).

“Principal Lease Agreements” means, collectively, the Clifton Lease and the Moeller Trust Lease.

“Pro Forma Production and Financial Projections” has the meaning specified in Section 4.01(i).

“Real Property” means, collectively, all right, title and interest of a Transaction Party (including, without limitation, any leasehold or mineral estate) in and to any and all parcels of real property owned, held or operated by such Transaction Party, whether in fee title or by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including, without limitation, all processing facilities and load-out and other transportation facilities), equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated the Effective Date, by and among the Company and the Investor, as amended.

“Required Property” has the meaning specified in Section 5.10(b).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning specified in Section 6.03.

Desert Hawk Investment Agreement

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Documents” means the Collateral Security Agreement, the Pledge Agreement, the Mortgages, the Deposit Account Control Agreement, any lockbox agreement and each other document or instrument that is entered into in favor of the Investor as collateral security for or in guaranty of the Obligations.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share, having such powers, preferences and rights as are specified in the Company’s certificate of incorporation or any amendment thereto.

“Series A Shares” has the meaning specified in Section 2.11(a).

“SITLA” means the School and Institutional Trust Lands Administration of the State of Utah.

“SITLA Consent” means the consent of  the SITLA as necessary in connection with the (i) subleasing of the Utah Subleases and (ii) pledge and assignment of the Company's interests in such Utah Subleases to the Investor pursuant to the applicable Security Documents as collateral security for the Obligations.

“Subordination Agreement” has the meaning specified in Section 3.01(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than fifty percent (50%) of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability company, joint venture or association with ordinary voting power to elect a majority of the board of directors (or persons performing similar functions) of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or persons performing similar functions) of such trust or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person’s other Subsidiaries.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Taxes” has the meaning specified in Section 2.07(a).

“Term Loan Advance” has the meaning specified in Section 2.01.

Desert Hawk Investment Agreement

“Transaction Documents” means, collectively, this Agreement, the Note, the Security Documents and the Registration Rights Agreement.

“Transaction Parties” means the Company and Blue Fin.

“Transactions” means the borrowing of the Tem Loan Advances and the pledge of collateral therefor, together with the issuance of the Series A Shares, all as contemplated by the Transaction Documents.

“UCC” shall mean the Uniform Commercial Code as in effect in the States of New York and Utah.

“Utah Subleases” means the State of Utah mineral leases subleased to the Company under the Clifton Lease.

"Yellowhammer Advance" means a Term Loan Advance that has been borrowed to finance the Yellowhammer Mining Activities.

“Yellowhammer Milestones” has the meaning specified in Section 3.02(c).

“Yellowhammer Mining Activities” means the conduct of Mining Activities on the Yellowhammer Properties and the milling and processing of the ore and other minerals produced therefrom at the Cactus Mill, as contemplated by the Yellowhammer Pro Forma Statement.

"Yellowhammer Pro Forma Statement" has the meaning specified in Section 4.01(i).

“Yellowhammer Properties” means that portion of the Leased Real Property covered by the Principal Lease Agreements to the extent set forth in Schedule III hereto.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Transaction Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  References in the Transaction Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.  The words “include,” “includes” and including shall be deemed to be followed by the words “without limitation” or words of similar import, and all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles, Sections, Exhibits and Schedules of this Agreement, unless the context shall otherwise require.

SECTION 1.03. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time (“GAAP”).

Desert Hawk Investment Agreement

ARTICLE II.

AMOUNTS AND TERMS OF THE TERM LOAN ADVANCES; ISSUANCE OF

SHARES OF SERIES A PREFERRED STOCK

SECTION 2.01. The Term Loans Advances.  The Investor shall, on the terms and conditions set forth in this Agreement, make advances (each, a “Term Loan Advance” and all such advances, collectively, the “Term Loan Advances”) to the Company from time to time on any Business Day during the period from the Effective Date until ninety (90) calendar days (or such lesser number as the Investor shall determine in its sole and absolute discretion) prior to the Maturity Date; provided that (i) the aggregate principal amount of all Term Loan Advances made hereunder shall not exceed the Commitment, (ii) each Term Loan Advance shall be in the  principal amount of $500,000 or an integral multiple of $50,000 in excess thereof (except with respect to the portion of any Term Loan Advance that shall relate to Prepaid Interest), (iii) no more than $2,500,000 in aggregate principal amount of Term Loan Advances (plus such additional amount of any such Term Loan Advance as shall be requested in a Borrowing as shall be necessary, on the date of such Borrowing, to pay in full all Prepaid Interest then due and payable pursuant to Section 2.03(a)(i)) shall be available hereunder to be used for the Yellowhammer Mining Activities, it being understood and agreed that such Yellowhammer Advances shall, subject to the terms and conditions contained herein, be drawn only in accordance with the draw down schedule (as to amount and timing) that is described opposite the row entitled “Net Loan Draws-PP” set forth in the Yellowhammer Pro Forma Statement, and (iv) no more than $2,750,000 in aggregate principal amount of the Term Loan Advances (plus such additional amount of any such Term Loan Advance as shall be necessary, on the date of the Borrowing thereof, to pay in full all Prepaid Interest then due and payable pursuant to Section 2.03(a)(i)) shall be available hereunder to be used for the Kiewit Mining Activities, it being understood and agreed that such Kiewit Advances shall, subject to the terms and conditions contained herein, be drawn only in accordance with the draw down schedule that is described opposite the row entitled “Net Loan Draws-PP” set forth in the Kiewit Pro Forma Statement.  The Company may not re-borrow any Term Loan Advance after such Term Loan Advance has been prepaid or repaid.  For purposes of illustrating the Term Loan Advance borrowing and "Net Loan Draw" mechanics of this Agreement, the following is an example of such illustration:  assuming that the Company requests a Term Loan Advance that, after giving effect to the payment of the Prepaid Interest, will provide to the Company a net advance of $500,000, (i) the principal amount of the requested Term Loan Advance outstanding hereunder after giving effect to such Borrowing shall be $588,235.30 and (ii) the Company shall receive by wire transfer $500,000 in immediately available funds on the date of such Borrowing (after taking into account the payment of Prepaid Interest).

Desert Hawk Investment Agreement

SECTION 2.02. Making the Term Loan Advances.  Each Borrowing shall be made on request, given not later than 12:00 noon (New York City time) at least seven (7) Business Days prior to the date of the proposed Borrowing, by the Company to the Investor.  Each such request by the Company for a Borrowing (a “Borrowing Notice”) shall be by telephone, confirmed immediately in writing (which may be by electronic means), or by telecopier or other electronic means, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of the Borrowing, which shall be a Business Day, (ii) the requested amount of the Term Loan Advance requested by such Borrowing (net of the Prepaid Interest due and owing on such Borrowing), together with the total principal amount of the Term Loan Advance after taking into account the Prepaid Interest due thereon, (iii) the requested aggregate principal amount of all Term Loan Advances previously borrowed by the Company from the Investor (regardless of whether any such Term Loan Advance has been prepaid or repaid, in whole or in part), (iv) whether such Term Loan Advance shall constitute a Yellowhammer Advance or a Kiewit Advance and the uses for the proceeds of such Borrowing, (v) in the case of a Yellowhammer Advance, whether the Yellowhammer Milestones have been satisfied in full by the Company, to the extent the satisfaction of such Yellowhammer Milestones is a condition precedent to the Borrowing of such Yellowhammer Advance, and (vi) in the case of a Kiewit Advance, whether the Kiewit Milestones have been satisfied in full by the Company.  Upon fulfillment of the applicable conditions set forth in Article III, the Investor will make the funds requested in the Borrowing Notice, net of the Prepaid Interest then due and owing to the Investor pursuant to Section 2.03(a)(i), available to the Company no later than 12:00 p.m. (New York City time) on the date of such Borrowing as set forth in the Borrowing Notice, by delivering such funds (in immediately available funds) to the Company’s Account.  Each Borrowing Notice shall be irrevocable and binding on the Company.

SECTION 2.03. Interest.

(a)         Regular Interest.  The Company shall pay interest on the principal amount of each Term Loan Advance in three (3) separate components:  the first component shall consist of prepaid interest, the second component shall consist of monthly interest (to the extent required by clause (i) of this Section 2.03(a)), and the third component shall consist of interest payable upon the repayment or prepayment of principal, in whole or in part, of any Term Loan Advance, as follows:

(i)           Base Interest; Prepaid and Monthly.  Each Term Loan Advance shall accrue interest at the rate of fifteen percent (15%) per annum from the date of the Borrowing of such Term Loan Advance until the principal amount of such Term Loan Advance shall have been paid in full (the ”Base Interest”); provided, however, that on the date of the Borrowing of any Term Loan Advance, the Company shall prepay in full to the Investor an amount of Base Interest that would accrue on such Term Loan Advance for a period of one (1) year (or, if the Borrowing Date of such Term Loan Advance shall be a date that shall be within one (1) year from the Maturity Date, an amount of interest that would accrue on such Term Loan Advance for such lesser period of time), regardless of whether such Term Loan Advance shall be prepaid (or is intended or scheduled to be prepaid) prior to the expiration of such one (1) year period (or lesser period of time) (such Base Interest so prepaid, the “Prepaid Interest”).  The Company agrees that all Base Interest so paid by the Company shall be non-refundable and irrevocable, regardless of any prepayment or repayment of any Term Loan Advance on any date occurring prior to the expiration of the one (1) year period (or lesser period of time).  For the avoidance of doubt, the Investor and the Company acknowledge and agree that following the expiration of such one (1) year period (or lesser period of time) as to which the Base Interest shall relate, Base Interest shall continue to accrue on the unpaid principal amount of such Term Loan Advance until paid in full, and such Base Interest shall become due and payable monthly in arrears on the last Business Day of each calendar month until the unpaid principal amount of such Term Loan Advance is paid in full (such Base Interest so payable on a monthly basis, the “Monthly Interest”).  On the date of the Borrowing of any Term Loan Advance, the Investor shall advise the Company of the amount of Prepaid Interest accrued (or deemed accrued) on such Term Loan Advance in accordance with the provisions of this Section 2.03(a)(i), and the Investor shall deduct from the Term Loan Advance to be delivered to the Company the full amount of the Prepaid Interest due and owing on such Term Loan Advance on the date of the Borrowing thereof.

Desert Hawk Investment Agreement

(ii)           Interest Due on Repayment or Prepayment.  Upon the repayment or prepayment, in whole or in part, of the unpaid principal amount of any Term Loan Advance (whether on the Maturity Date, on an optional or mandatory prepayment date, upon acceleration or otherwise), such principal repayment or prepayment shall be accompanied by an additional amount equal to the product of (x) twenty percent (20%) and (y) the amount of principal then being repaid or prepaid (the “Payment Date Interest”), and such Payment Date Interest shall represent the amount of interest then due and owing on the amount of such principal then being repaid or prepaid, as the case may be.  For the avoidance of doubt, the Payment Date Interest shall not be computed based on the number of days the Term Loan Advance in respect thereof shall remain outstanding.  In addition, on the date of repayment or prepayment, as the case may be, of any Term Loan Advance, the Company shall also pay all Monthly Interest, if any shall then be accrued and unpaid as provided in clause (i) of this Section 2.03(a).

(b)         Default Interest.  Upon the occurrence and during the continuance of an Event of Default, and in addition to all other interest payable hereunder, the Company shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Term Loan Advance owing to the Investor, payable on demand from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal at all times to twenty-five percent (25%), and (ii) to the fullest extent permitted by applicable law, the amount of any interest (including all Payment Date Interest and any Monthly Interest), fee or other amount payable under the Transaction Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand, at a rate per annum equal at all times to twenty-five percent (25%) per annum; provided, however, that following the acceleration of the Term Loan Advances, or the giving of notice by the Investor to accelerate the Term Loan Advances, pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder.

SECTION 2.04. Repayment of Term Loan Advances on Maturity Date.  The Company shall repay on the Maturity Date to the Investor the aggregate unpaid principal amount of all Term Loan Advances then outstanding, together with all Payment Date Interest and any Monthly Interest due thereon pursuant to Section 2.03(a) and all other amounts then due and owing hereunder and under any other Transaction Document.

Desert Hawk Investment Agreement

SECTION 2.05. Prepayment of Term Loan Advances.

(a)          Optional Prepayments.  The Company may, after giving at least five (5) Business Day’s prior notice to the Investor, stating the proposed prepayment date and aggregate principal amount of the prepayment, prepay (and, if such notice shall have been given, the Company shall prepay to the Investor, on the date specified in such notice as the date of prepayment) the outstanding aggregate principal amount of the Term Loan Advances in whole or in part and based on the inverse order in which the Term Loan Advances shall have been made hereunder, together with the Payment Date Interest and any Monthly Interest due pursuant to Section 2.03(a) on the aggregate principal amount so prepaid; provided, however, that each partial prepayment shall be a minimum principal amount of $100,000 or an integral multiple of $50,000 in excess thereof.

(b)          Mandatory Prepayments.

(i)           For each month listed in Table 1 below, in the case of the Yellowhammer Advances, and Table 2 below, in the case of the Kiewit Advances, the Company shall prepay the aggregate principal amount of the Yellowhammer Advances and the Kiewit Advances then outstanding, together with the Payment Date Interest and any Monthly Interest due and payable pursuant to Section 2.03(a) on the aggregate principal amount so prepaid, by paying to the Investor an amount equal to the amount set forth opposite such applicable month for such Yellowhammer Advances or Kiewit Advances, as the case may be:

Table 1 – Yellowhammer Advances Repayment Schedule

Date	Yellowhammer Advances Repayment Amount
Feb-2011	$511,616
Mar-2011	$1,011,616
Apr-2011	$818,316
May-2011	$795,704
Jun-2011	$139,604
Jul-2011	$139,604
Aug-2011	$112,954
Sep-2011	$0
(or if higher, the aggregate unpaid principal of and accrued interest on all Yellowhammer Advances)

Desert Hawk Investment Agreement

Table 2 – Kiewit Advances Repayment Schedule

The number of months following month in which initial Kiewit Advance is Borrowed	Kiewit Advances Repayment Amount
Month 7	$825,934
Month 8	$825,934
Month 9	$825,934
Month 10	$825,934
Month 11	$578,618
Month 12	$0
(or if higher, the aggregate unpaid principal of and accrued interest on all Kiewit Advances)

(ii)           Each mandatory prepayment of a Yellowhammer Advance or a Kiewit Advance as required by clause (i) of this Section 2.05(b) shall be paid by the Company to the Investor not later than five (5) Business Days following the end of the calendar month as to which such prepayment relates.  Prepayments of the Yellowhammer Advances or Kiewit Advances made pursuant to clause (i) above shall be applied by the Investor first to pay all Payment Date Interest and, if any, Monthly Interest then due on the Yellowhammer Advances or Kiewit Advances, as applicable, then being repaid until such Payment Date Interest and Monthly Interest shall have been paid in full, and second to prepay the unpaid principal amount of the Yellowhammer Advances or Kiewit Advances, as applicable, until such Yellowhammer Advances or Kiewit Advances, as applicable, are paid in full.  Prepayments of principal shall be applied to the Yellowhammer Advances or Kiewit Advances, as the case may be, in the inverse order in which such advances were made hereunder.

SECTION 2.06. Payments; Pro Rata Allocation; and Computations.

(a)           The Company shall make each payment required to be made by it hereunder or under the Note, irrespective of any right of counterclaim, deduction, recoupment or set-off, not later than 12:00 noon (New York City time) on the day when due in immediately available U.S. dollars to the Investor to the Investor Payment Account, with payments being received by the Investor after such time being deemed to have been received on the next succeeding Business Day.  Upon receipt by the Company of an Assignment and Acceptance and registration for transfer by the Company of the transferee’s purchase of a Note or the Commitment, from and after the effective date of such Assignment and Acceptance, the Company shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Investor assignee, and the parties to any such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

Desert Hawk Investment Agreement

(b)           The Company hereby authorizes the Investor and its Affiliates, if and to the extent payment owed to the Investor is not made when due hereunder (after giving effect to any period of grace) or under a Note, to set-off and apply from time to time, to the fullest extent permitted by applicable law, any or all amounts owed by the Investor or its Affiliate to the Company against any or all of the amounts due the Investor hereunder or under any other Transaction Document.

(c)           All computations of interest (other than Payment Date Interest, as to which the parties hereto acknowledge and agree represents interest based solely on a percentage of the amount of principal repayment or prepayment) shall be made by the Investor on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Investor of an interest rate or fee or similar item hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

(e)           If the Investor receives funds for application to the Obligations under circumstances for which the Transaction Documents do not specify the Term Loan Advances to which, or the manner in which, such funds are to be applied, the Investor shall apply such funds to the payment (or prepayment) of such of the outstanding Term Loan Advances or other Obligations then owing to the Investor and shall return any unused funds to the Company or, if applicable, to the Investor in accordance with the Transaction Documents.

SECTION 2.07. Taxes.

(a)           Any and all payments by the Company to or for the account of the Investor hereunder or under the Note or any other Transaction Document shall be made, in accordance with Section 2.06 or the applicable provisions of such other Transaction Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Investor, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Investor is organized or has its principal office or in which its lending office for the Term Loan Advances is located or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note, together with any interest, additions to tax and penalties applicable thereto, being hereinafter referred to as “Taxes”).  If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other Transaction Document to the Investor, (i) the sum payable by the Company to the Investor shall be increased as may be necessary so that after the Company has made all required deductions (including deductions applicable to additional sums payable under this Section 2.07), the Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make all such deductions, and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

Desert Hawk Investment Agreement

(b)           In addition, the Company shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that are required to be paid pursuant to applicable law in respect of any payment made by the Company or any other Transaction Party hereunder or under the Note or any other Transaction Document or from the execution, delivery or registration of, performance under, or with respect to, this Agreement, the Note or other Transaction Documents (hereinafter referred to as “Other Taxes”).

(c)           The Company shall indemnify, pay and reimburse the Investor for and hold it harmless on an after-Tax basis from and against the full amount of Taxes and Other Taxes, together with the Investor’s reasonable expenses with respect thereto, within thirty (30) days from the date the Investor makes written demand therefor.  The Company shall furnish to the Investor, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Investor.

(d)           The Investor organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement or on the date of the Assignment and Acceptance pursuant to which it becomes an Investor, as the case may be, and from time to time thereafter as reasonably requested in writing by the Company or promptly upon a change in any material fact disclosed on the applicable form or certificate (but, in either case, only so long thereafter as the Investor remains lawfully able to do so), provide the Company with two original signed and complete Internal Revenue Service Forms W-8BEN or W-8ECI (or in the case of an Investor entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code (A) a certificate stating that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, or (iii) a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code), and (B) a signed and complete Internal Revenue Service Form W-8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Investor is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Note or any other Transaction Document or, in the case of an Investor that has certified that it is not a “bank”, as described above, certifying that the Investor is a foreign corporation, partnership, estate or trust.  If the forms provided by an Investor that is not entitled to claim exemption from withholding of United States federal income tax under Section 871(h) or 881(c) of the Code at the time the Investor first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until the Investor provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which an Investor becomes a party to this Agreement, the Investor assignor was entitled to payments under paragraph (a) of this Section 2.07 in respect of United States withholding tax with respect to interest paid at such date, then the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Investor assignee on such date to the extent that payment would have been required under paragraph (a) of this Section 2.07 in respect of such United States withholding tax if the interest were paid to the Investor assignor on such date.

Desert Hawk Investment Agreement

SECTION 2.08. Company Has No Right to Terminate Commitment. The Company shall have no right to terminate the Commitment hereunder without the prior written consent of the Investor, which consent may be withheld in its sole and absolute discretion.

SECTION 2.09. Use of Proceeds.  The proceeds of the Term Loan Advances shall be available (and the Company agrees that it shall use such proceeds) solely (a) to pay transaction fees and expenses incurred in connection herewith, (b) to purchase the equipment identified in Schedule 6.10 hereof, and (c) from time to time, to provide working capital for the Company for the purpose of pursuing, engaging in, carrying out and accomplishing the Yellowhammer Mining Activities and the Kiewit Mining Activities; provided, however, that (i) in the case of the Term Loan Advances that relate to the Yellowhammer Mining Activities, no more than $2,500,000 in principal amount of such Term Loan Advances (without taking into account such additional amount of any Term Loan Advance as shall be required to be drawn to pay in full all Prepaid Interest then due and payable under this Agreement in connection with the Borrowing of such Term Loan Advances) shall be used in connection with the Yellowhammer Mining Activities (including the payment of miscellaneous expenses) in accordance with the use of proceeds set forth in the Yellowhammer Pro Forma Statement, it being understood and agreed that the Initial Borrowing shall be used to pay transactional expenses, including the fees and expenses of the Company's and the Investor's outside counsel, and otherwise for working capital purposes in accordance with the use of proceeds set forth in the Yellowhammer Pro Forma Statement, and (ii) in the case of the Term Loan Advances that relate to the Kiewit Mining Activities, no more than $2,750,000 in principal amount of such Term Loan Advances (without taking into account such additional amount of any Term Loan Advance as shall be required to be drawn to pay in full all Prepaid Interest then due and payable under this Agreement in connection with the Borrowing of such Term Loan Advances) shall be used in connection with the Kiewit Mining Activities (including the payment of miscellaneous expenses) in accordance with the use of proceeds set forth in the Kiewit Pro Forma Statement.

Desert Hawk Investment Agreement

SECTION 2.10. Evidence of Debt; Registered Notes.

(a)         Investor Accounts.  The Investor may maintain an account or accounts evidencing the indebtedness of the Company to the Investor resulting from each Term Loan Advance owing to the Investor from time to time, including the amounts of principal and interest payable and paid to the Investor from time to time hereunder.

(b)         Entries are Conclusive.  Entries made in good faith by the Investor in its account or accounts pursuant to paragraph (a) of this Section 2.10 or on its Note pursuant to paragraph (c) of this Section 2.10 shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to the Investor under this Agreement, absent manifest error; provided, however, that the failure of the Investor to make an entry, or any finding that an entry is incorrect in such account or accounts or Note shall not limit or otherwise affect the obligations of the Company under this Agreement or such Note.

(c)          Notes.

(i)           Registration of Notes.  The Investor shall be issued a promissory note to evidence the Term Loan Advances owing to, or to be made by, the Investor hereunder in substantially the form of Exhibit A hereto, which Note shall duly executed and delivered in registered form and payable to the Investor and its registered assigns in the amount of the Commitment (such promissory note, including any promissory note issued in substitution therefor as provided in this paragraph (c), the “Note”).  The Company shall keep at its principal executive office a register for the registration and registration of transfer of any Note.  The name and address of each holder of one (1) or more Notes, each transfer, thereof, and the name and address of each transferee of one (1) or more Notes shall be recorded in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof.  A true and complete copy of such register shall be delivered to the Investor from time to time as may be requested by the Investor, including at any time a Note shall be transferred, substituted or otherwise exchanged.

(ii)           Registration of Transfer of Notes.  Upon surrender of any Note to the Company at its office identified pursuant to Section 9.02(a) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within five (5) Business Days thereafter, the Company shall execute and deliver, at the Company’s expense, one (1) or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the Commitment of the surrendered Note.  Each such new Note shall be payable to the transferee thereof or, in the case of an exchange, the Investor that is the holder thereof.

Desert Hawk Investment Agreement

(iii)          Replacement of Notes.  Upon receipt by the Company at its office identified pursuant to Section 9.02(a) of notice to the Company of the Investor’s ownership of and loss, theft, destruction or mutilation of any Note held by the Investor, and (A) in the case of loss, theft or destruction, a notarized affidavit from a senior officer (or person performing a similar function) of the Investor certifying the loss, theft or destruction of any such Note, and (B) in the case of mutilation, upon surrender and cancellation thereof of such mutilated Note to the extent reasonably practicable, within five (5) Business Days thereafter, the Company at its own reasonable expense shall execute and deliver, in lieu thereof, a new Note.

SECTION 2.11. Issuance of Series A Preferred Stock to the Investor.

(a)         Issuance of Shares of Series A Preferred Stock. On the Effective Date and contemporaneous with the making of the Initial Borrowing, the Company shall issue to the Investor shares of Series A Preferred Stock in aggregate amount equal to, after giving effect to such issuance, nine and ninety-nine one hundredth’s percent (9.99%) of the total number of issued and outstanding shares of Common Stock, as determined on a fully diluted and as-if converted to common basis (such shares of Series A Preferred Stock to be so issued, the “Series A Shares”).  The Series A Shares shall be issued to the Investor against payment of $0.001 for each Series A Share so issued, and the aggregate purchase price shall be delivered by the Investor to the Company on the Effective Date by wire transfer of immediately available funds.  The Series A Shares shall have such powers, preferences and rights as shall be required by the Investor and set forth in the Company’s articles of incorporation (or an amendment thereof) duly filed as of the Effective Date.  The Series A Shares shall, upon the issuance thereof and without the payment of any additional consideration therefor by the Investor other than as provided in this Section 2.11(a), constitute duly issued, fully paid and non-assessable shares of Series A Preferred Stock of the Company.

(b)         Representations and Warranties of the Investor.  The Investor represents and warrants to the Company as of the date hereof that:

(i)            It is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

(ii)           It is acquiring the Series A Shares to be acquired by it and any Common Stock issuable upon conversion thereof, and the Note, solely for its account for investment and not with a present view to or for sale or distribution of the Series A Shares and any such Common Stock or the Note.  The entire legal and beneficial interests of the Series A Shares and any such Common Stock, along with the Note, is being acquired for, and will be held for, its account only.  It does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person with respect to any of the Series A Shares or the Note.

Desert Hawk Investment Agreement

(iii)          It (A) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Series A Shares and the Note, and (B) is able to bear the complete loss of its investment in the Series A Shares and the Note.  It has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Series A Shares with the Company's management.  Nothing contained in this subparagraph (iii) nor any due diligence investigation by the Investor of the Company or its Subsidiaries shall limit or modify the representations and warranties of the Company or any of its Subsidiaries made in this Agreement or in any other Transaction Document or the right of the Investor to rely on any thereof.

(iv)         It understands that the Series A Shares and the Note are not, and, at the time of issuance, any Common Stock acquired on conversion of the Series A Shares may not be, registered under the Securities Act or any state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and state securities laws and the Company is relying on the accuracy of the Investor’s representations as expressed herein to determine its eligibility for such exemption.  It understands that the Series A Shares and the Note and, at the time of issuance, any such Common Stock may be "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Series A Shares and the Note, and any such Common Stock, indefinitely unless they are registered under the Securities Act or an exemption from registration is available.  It acknowledges that, except as provided in the Registration Rights Agreement, the Company is under no obligation to file a registration statement under the Securities Act with respect to the Series A Shares, the Note or any such shares of Common Stock.

(v)           It is an “accredited investor” as defined in Regulation D promulgated the Securities Act.

(vi)          It understands and agrees that all certificates evidencing the Series A Shares and, unless registered at the time of issuance, the shares of Common Stock acquired upon the conversion thereof to be issued to the Investor may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.”

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT DATED AS OF __________, 2010, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING SECURITIES.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

Desert Hawk Investment Agreement

(vii)         It understands and agrees that the Note issued to the Investor may bear the following legend:

“THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS PROMISSORY NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.”

ARTICLE III.

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Borrowing.  The obligation of the Investor to make a Term Loan Advance on the occasion of the Initial Borrowing pursuant to Section 2.02 shall be subject to the satisfaction (or waiver by the Investor in writing) of the following conditions precedent before or concurrently with such Initial Borrowing:

(a)         The Investor shall have received on or before the day of the Initial Borrowing the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Investor and (except for the Note) in sufficient copies for the Investor and, to the extent requested by the Investor:

(i)          The Note, registered in the name of and payable to the Investor and its registered assigns in the amount of the Commitment;

(ii)         The certificate of designations to the articles of incorporation of the Company to reflect such powers, preferences and rights in respect of the Series A Shares as the Investor shall require, and such certificate of designations shall have been duly filed with the Secretary of State of the State of Nevada;

(iii)        One (1) or more certificates, duly executed by the Company, representing the number of duly and validly issued Series A Shares issuable to the Investor pursuant to Section 2.11(a);

(iv)        the Registration Rights Agreement, duly executed and delivered by the Company to the Investor;

Desert Hawk Investment Agreement

(v)         The Pledge Agreement, duly executed by the Company, together with the stock certificates of Blue Fin, accompanied by a stock power or other instrument of transfer with respect thereto, duly endorsed in blank;

(vi)        The Collateral Security Agreement, duly executed by the Company and each Subsidiary thereof, together with:

(A)           a completed Perfection Certificate, dated the Effective Date, duly executed by a senior officer of the Company and Blue Fin, together with all attachments contemplated thereby, including UCC, judgment and tax lien searches; and

(B)           evidence of the filing of UCC termination statements in respect of all Liens, if any, reflected on the lien search report attached to the Perfection Certificate, dated the Effective Date, to the extent such Liens are not permitted to be suffered pursuant to the terms of the Transaction Documents;

(vii)       A separate deposit account control agreement, in such form as shall be reasonably acceptable to the Investor, in respect of each bank deposit account maintained by a Transaction Party, executed by the Investor, such Transaction Party, and the applicable depository institution (each, as amended, a “Deposit Account Control Agreement”), together with one (1) or more lockbox agreements, in form and substance reasonably acceptable to the Investor;

(viii)      With respect to each item of Owned Real Property as of the Effective Date (other than the Excluded Property), a Mortgage, duly authorized and executed by the applicable Transaction Party, in form for recording in the recording office of each jurisdiction where the Owned Real Property to be encumbered thereby is situated, in favor of the Investor, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Investor) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Investor, which Mortgage and other instruments create and/or maintain (upon recordation of such instruments) a first priority Lien on such Owned Real Property other than the Permitted Encumbrances;

(ix)         With respect to each item of Leased Real Property as of the Effective Date (other than the Excluded Property), (A) a Mortgage duly authorized and executed, assigning the applicable Transaction Party’s interest in such Leased Real Property to the Investor, in form for recording in the recording office of each jurisdiction where the Leased Real Property demised under the Mining Lease related thereto is situated, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Investor) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Investor which Mortgage and other instruments are effective to create (upon recordation of such instruments) a first priority Lien on such Transaction Party’s interests in such Leased Real Property subject to no Liens other than Permitted Encumbrances, and (B) a new memorandum of lease, in form for recording in the appropriate recording office and otherwise in form and substance acceptable to the Investor, with respect to each of the Principal Lease Agreements, which memorandums shall have been duly executed, filed and recorded;

Desert Hawk Investment Agreement

(x)           With respect to each Leased Real Property assigned to the Investor pursuant to subparagraph (ix) above, (A) the written consent to the assignment thereof by any landlord or other Person having an interest in such Leased Real Property (except that the SITLA Consent shall not be required) to the extent such consent is required by the terms of any lease or applicable law or deemed appropriate by the Investor, which written consent shall be in form and substance acceptable to the Investor, and (B) notwithstanding the foregoing, the Company shall deliver to the Investor written consents of the lessors to the assignment of each of the Principal Lease Agreements together with an estoppel certificate executed by such lessors, in each case in form and substance acceptable to the Investor and regardless of whether consent to the assignment thereof is expressly required by the terms thereof;

(xi)          With respect to each item of Owned Real Property and Leased Real Property held by the Company or any Subsidiary thereof as of the Effective Date, policies or certificates of insurance of the type required by Section 5.02;

(xii)         With respect to the Leased Real Property that constitutes the Core Properties, a title opinion of Holland & Hart, in form and substance acceptable to the Investor;

(xiii)        Without limitation of, but not in duplication of any provision contained in this Section 3.01(a), evidence that all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Investor to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Transaction Documents, shall have been filed, registered or recorded or delivered to the Investor for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each Security Document;

(xiv)        Evidence reasonably acceptable to the Investor of the payment in full by Company of all search and examination charges, mortgage recording taxes, UCC filing fees and charges, and any other recordation, registration or filing taxes, fees or charges, required for the perfection of the security interests created under the Security Documents or the procurement of title insurance policies;

Desert Hawk Investment Agreement

(xv)         Certified copies of the resolutions of the board of directors of each Transaction Party approving the Transactions (to the extent applicable to it) and each Transaction Document to which it is or is to be a party and authorizing the officers of such Transaction Party to act on behalf of such Transaction Party, as the case may be, and of all documents evidencing other necessary action and governmental and other third party approvals and consents, if any, with respect to the Transactions and each Transaction Document to which it is or is to be a party;

(xvi)        A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Transaction Party dated reasonably near the date of the Initial Borrowing, certifying (A) as to a true and correct copy of the Constitutive Documents of such Transaction Party and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to such Transaction Party’s Constitutive Documents on file in such Secretary’s office and (2) such Transaction Party has paid all franchise taxes to the date of such certificate, and (C) such Transaction Party is duly incorporated and in good standing under the laws of the State of its organization;

(xvii)       A copy of a certificate of the Secretary of State of each jurisdiction in which each Transaction Party is required to be qualified to do business, dated reasonably near the date of the Initial Borrowing, stating that such Transaction Party is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate;

(xviii)      A certificate of the Secretary or Assistant Secretary of each Transaction Party, dated the date of the Initial Borrowing (the statements made in which certificate shall be true on and as of the date of the Initial Borrowing), certifying as to (A) the absence of any amendments to the Constitutive Documents of such Transaction Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(xvi), (B) a true and correct copy of the bylaws as in effect on the date on which the resolutions referred to in Section 3.01(a)(xv) were adopted and on the date of the Initial Borrowing, (C) the due organization and good standing of such Transaction Party as a corporation, organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Transaction Party, and (D) the names and true signatures of the officers of such Transaction Party authorized to sign on its behalf each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(xix)        A certificate of a senior officer of each Transaction Party, certifying as to (A) the truth of the representations and warranties contained in the Transaction Documents as though made on and as of the date of the Initial Borrowing, and (B) the absence of any event occurring and continuing, or resulting from the Initial Borrowing, that constitutes a Default;

(xx)         A Borrowing Notice relating to the Initial Borrowing;

Desert Hawk Investment Agreement

(xxi)        The audited annual financial statements for the year ended December 31, 2009, and the unaudited quarterly financial statements for the quarter ended March 31, 2010, of the Transaction Parties, together with a certificate of the chief financial officer of the Company to the effect that such statements accurately present the financial position of the Transaction Parties as of the periods covered thereby in accordance with GAAP;

(xxii)       A favorable opinion of Holland & Hart LLP, counsel for the Transaction Parties, in form and substance acceptable to the Investor;

(xxiii)      A favorable opinion of Holland & Hart LLP, relating to the recordation of and lien created by the Mortgage filed on or before the Effective Date with respect to the Leased Real Property covered by the Principal Lease Agreements, in form and substance acceptable to the Investor;

(xxiv)      A certificate of the President of the Company, certifying as to the fulfillment of such conditions precedent set forth in this Section 3.01 as shall be required by the Investor; and

(xxv)       A letter or other instrument in writing, executed by the Jeneane C. Moeller Trust and addressed to the Investor, (i) certifying as to the fact that the indebtedness secured by certain mortgages covering the property leased under the Moeller Trust Lease has been paid and satisfied in full (and attaching true and correct copies of such debt instrument and mortgage) and (ii) agreeing to give prompt written notice to the Investor if any foreclosure proceedings shall be exercised under such mortgage.

(b)         The holders of the Note Agreement Promissory Notes shall have executed and delivered to the Investor a subordination agreement in form and substance acceptable to the Investor (as amended, the “Subordination Agreement”), pursuant to which the holders of the Note Agreement Promissory Notes shall have agreed to subordinate the indebtedness evidenced thereby in right or payment, priority and exercise of remedies to the indebtedness created under this Agreement, except that so long as no Default shall have occurred and be continuing, the Company shall have the right to make monthly payments of interest of up to, in the aggregate, $7,500 per month under such Note Agreement Promissory Notes.

(c)          There shall exist no action, suit, investigation, litigation or proceeding affecting any Transaction Party pending or, to the knowledge of the Company, threatened (under circumstances under which a reasonable person acting under similar circumstances would recognize a statement, allegation or other action as constituting a threat) before any Governmental Authority (i) other than any thereof satisfactory to the Investor and described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) that purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transactions.

Desert Hawk Investment Agreement

(d)           All Governmental Authorizations and third party consents and approvals necessary in connection with the Transactions shall have been obtained or shall be in the process of being obtained so long as it is not anticipated that such consents and approvals may not be obtained (in each case without the imposition of any conditions that are not acceptable to the Investor) and those obtained shall be in effect (other than those the failure to obtain which would individually or collectively be reasonably likely not to have a Material Adverse Effect, it being agreed that the Company shall not be required to obtain the SITLA Consent); and no law or regulation shall be applicable in the reasonable judgment of the Investor, in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions or the rights of the Transaction Parties to perform their obligations under the Transaction Documents, including to grant the Liens under the Security Documents as contemplated thereby.

(e)           The Company shall have paid all costs and expenses incurred by the Investor in connection with the negotiation, preparation, execution and delivery of the Transaction Documents (including the reasonable fees and expenses of Katten Muchin Rosenman LLP, counsel to the Investor, and Parsons, Behle and Latimer, local Utah counsel to the Investor.

SECTION 3.02. Conditions Precedent to Each Borrowing.  The obligation of the Investor to make a Term Loan Advance on the occasion of each Borrowing (including the Initial Borrowing) shall be subject to receipt of a Borrowing Notice by the Investor as required pursuant to Section 2.02 and the further conditions precedent that on the date of such Borrowing, the following statements shall be true (and the giving of the applicable Borrowing Notice and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that both on the date of such notice and on the date of such Borrowing such statements are true):

(a)           the representations and warranties contained in each Transaction Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to an earlier date, in which case as of such earlier date;

(b)           no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;

(c)           if a Term Loan Advance requested pursuant to such Borrowing, as specified in the applicable Borrowing Notice, shall be a Yellowhammer Advance, then, with respect to the last two Yellowhammer Advances of $500,000 each (on a net advance basis, as listed on the Yellowhammer Pro Forma Statement), the Company shall have commenced the mining of copper from the Yellowhammer Properties and shall have produced at least 400,000 pounds of copper concentrate from its ore processing operations at the Cactus Properties (and the conditions described in this clause (c) are referred to herein as, collectively, the “Yellowhammer Milestones”); and

Desert Hawk Investment Agreement

(d)           if a Term Loan Advance requested pursuant to such Borrowing, as specified in the applicable Borrowing Notice, shall be a Kiewit Advance, (i) the Company shall have obtained all Environmental Permits and Mining Permits necessary to engage in and conduct the Kiewit Mining Activities, (ii) all such Environmental Permits and Mining Permits shall be in full force and effect and all comment and objection periods, if any, with respect thereto shall have expired and (iii) the Company shall have paid the initial Yellowhammer Advances repayment amount for the month of February 2011, when due, as specified and in the amount set forth in Section 2.05(b)(i) (and the conditions described in this clause (d) are referred to herein as, collectively, the “Kiewit Milestones”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a)           Organization; Capital Stock of the Company.  Each Transaction Party (i) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation, in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify and (iii) has all requisite corporate power and authority to own or lease and, in the case of the Company, operate its properties and to carry on its business as now conducted and as proposed to be conducted in connection with the Mining Activities, (iv) has all Governmental Authorizations to own or lease its properties (other than the SITLA Consent for the subleasing of the Utah Subleases), and (v) in the case of the Company, has all Governmental Authorizations, including Mining Permits and Environmental Permits, to operate and carry on its business at the Cactus Mill and on the Cactus Properties, the Yellowhammer Properties and the Kiewit Properties as such operations and business are currently conducted or  are contemplated to be conducted pursuant to the Pro Forma Production and Financial Projections other than, in the case of this clause (v), those Mining Permits and Environmental Permits that have not been obtained or are not in full force and effect as described on Schedule 4.01(h).  All of the outstanding Capital Stock and other securities in the Company (including, when issued on the Effective Date, the Series A Shares issuable to the Investor hereunder) (i) has been validly issued, is fully paid and is non-assessable, (ii) are owned by the Persons in the amounts specified on the applicable portion of Schedule 4.01(a) hereto, and (iii) were offered, issued and sold in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom and the Company has not violated any other applicable federal or state securities laws in connection with such offer, issuance and sale.  Except for the rights of the holders of the Note Agreement Promissory Notes to convert such notes into shares of Common Stock as set forth in the Note Agreement and the rights of the Investor under the Transaction Documents to acquire the Series A Shares (and shares of Common Stock upon the conversion thereof), there are not outstanding any options, warrants, rights (including conversion or preemptive rights or rights of first refusal), proxy or shareholder agreement (to the extent known to the Company) or other agreements for the purchase or acquisition from the Company of any shares of its Capital Stock or any stock appreciation rights or similar rights.

Desert Hawk Investment Agreement

(b)           Subsidiaries of the Company.  The Company has no Subsidiaries, other than Blue Fin.  Blue Fin has no Subsidiaries.  Set forth on Schedule 4.01(b) hereto is, with respect to Blue Fin, as of the date hereof, the jurisdiction of its organization, the number of shares of each class of its Capital Stock authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Capital Stock owned (directly or indirectly) by the Company and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Capital Stock in Blue Fin has been validly issued, is fully paid and non-assessable and are owned by the Company free and clear of all Liens.

(c)           Authorization.  The execution, delivery and performance by each Transaction Party of each of the Transaction Documents to which it is or is to be a party and the consummation of the Transactions by each Transaction Party to the extent applicable to it (i) have been duly authorized by all corporate action required to be obtained by such Transaction Party, and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation (including, without limitation, any Mining Law), or of the Constitutive Documents of such Transaction Party, (2) any applicable order of any court or any rule, regulation or order of any Governmental Authority (including, without limitation, any Mining Permit held by a Transaction Party or under which a Transaction Party is entitled to operate) or (3) any provision of any indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument to which such Transaction Party is or is to be a party or by which such Transaction Party or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (A) or (B) of this Section 4.01(c)(ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Transaction Party, other than the Liens created by the Security Documents; provided, however, that the Company has not obtained the SITLA Consent and the representations and warranties made pursuant to this clause (ii) shall not be deemed to be violated or breached on account of the failure on the part of the Company to obtain the SITLA Consent.

Desert Hawk Investment Agreement

(d)           Governmental Authorizations and Filings.  No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Transaction Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transactions applicable to it or (ii) the exercise by the Investor of its rights under the Transaction Documents, except for (A) the filing of UCC financing statements and certificates of title, as set forth in Section 5 (as to financing statements) and Section 17 (as to certificates of title) of the Perfection Certificate, dated the Effective Date, (B) the recordation of the Mortgages, as set forth in Section 7(b) of the Perfection Certificate, dated the Effective Date, (C) the filing of a Form D under Regulation D and pursuant to applicable “blue sky” laws of the State of New York, and (D) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been as of the Effective Date duly obtained, taken, given or made (or, in the case of the Form D, will be made within the required 15-day calendar period under Regulation D or the time period required under New York “blue sky” laws), and are (or, in the case of the Form D, will be when filed under Regulation D or pursuant to New York “blue sky” laws) in full force and effect (other than those the failure to obtain which would not individually or collectively be reasonably likely to have a Material Adverse Effect).

(e)           Enforceability.  This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Transaction Party party thereto.  This Agreement is, and each other Transaction Document when delivered hereunder by a Transaction Party party thereto will be, the legal, valid and binding obligation of such Transaction Party, enforceable against such Transaction Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) implied covenants of good faith and fair dealing.

(f)           Litigation; Compliance with Law.  Other than the Disclosed Litigation, there is no action, suit, investigation, litigation or proceeding affecting any Transaction Party, including any Environmental Action, pending or, to the knowledge of the Company, threatened (under circumstances under which a reasonable person acting under similar circumstances would recognize a statement, allegation or other action as constituting a threat) before any Governmental Authority or arbitrator.  To the knowledge of the Company, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render the Company ineligible to receive such Mining Permits as are necessary to conduct the Yellowhammer Mining Activities and the Kiewit Mining Activities.  Except as set forth in Schedule 4.01(f) hereto, none of the Transaction Parties or their respective properties or assets is in violation of any currently applicable law, rule or regulation (including any zoning or building ordinance or permit, any Environmental Law, any Mining Law or any Mining Permit held by a Transaction Party or under which a Transaction Party is entitled to operate) or violation of any restriction of public record or any agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that no Transaction Party shall be deemed to be in violation of the representation made pursuant to this sentence on account of the failure to engage in Active Mining Duties on the Real Property (other than the Core Properties)..

Desert Hawk Investment Agreement

(g)           Financial Statements; No MAC.  The consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal year ended December 31, 2009, audited by and accompanied by the unqualified opinion of Child, Van Wagoner & Bradshaw, PLLC, independent public accountants, and the consolidated balance sheet and related statement of income, stockholders equity and cash flows of the Company for the three months ended March 31, 2010, certified by the chief financial officer of the Company, copies of which have been provided to the Investor, have been prepared in accordance with GAAP and present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Transaction Parties as of the date and for the period to which they relate.  Since March 31, 2010, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

(h)           Mining Permits.  Set forth on Schedule 4.01(h) is a list of all Mining Permits and Environmental Permits that are required to be obtained by the Company to conduct the Yellowhammer Mining Activities and the Kiewit Mining Activities and such Schedule 4.01(h) further sets forth (i) whether such permit has been issued or is pending or has been applied for and the date of issuance thereof or, in the case of any pending application, submission thereof, (ii) the amount of all surety bonds or other collateral required for the bonding of such permit, if known and as applicable to such permit, and (iii) with respect to any pending permit application, the status thereof (including a summary of the remaining conditions required to be satisfied before the Governmental Authority will issue the permit that is the subject of such application).

(i)            Financial Projections.  The forecasted mineral production levels, cash flows, operating expenses and debt service of the Company as set forth in and for the period covered by (A) in the case of the Yellowhammer Mining Activities, the projections set forth in Schedule 4.01(i)(A) (the "Yellowhammer Pro Forma Statement") and (B) in the case of the Kiewit Mining Activities, the projections set forth in Schedule 4.01(i)(B) (the "Kiewit Pro Forma Statement" and, together with the Yellowhammer Pro Forma Statement, the “Pro Forma Production and Financial Projections”) were prepared in good faith and on the basis of the assumptions (if any) stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts (and remain fair in light of the conditions existing as of the Effective Date), and represented, at the time of delivery (and continue to represent, as of the Effective Date), the Company’s reasonable estimate of its future financial performance for the period covered therein.

Desert Hawk Investment Agreement

(j)          No Material Misstatements.  All written information (other than the Pro Forma Production and Financial Projections, estimates and information of a general economic nature) (the “Information”) concerning the Company and Blue Fin and the Transactions or otherwise prepared by or on behalf of the Company or Blue Fin or their representatives (excluding any reserve reports) and made available to the Investor in connection with the Transactions, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Investor, and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(k)         Margin Stock.  The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying "Margin Stock" (as defined in Regulation U), and no proceeds of any Term Loan Advance will be used for the purchase of purchasing or carrying Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  None of the collateral in which the Investor shall have a security interest pursuant to any Security Document consists of Margin Stock, and the Term Loan Advances are not "indirectly secured" (within the meaning of Regulation U) by any Margin Stock.

(l)          Employee Benefit Plans.  The Company, Blue Fin and each ERISA Affiliate (a) have never sponsored, maintained or contributed to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA and (b) do not have any liabilities, whether contingent or otherwise, with respect to any such “employee benefit plan” or “multiemployer plan”.

(m)        Environmental Matters.  Except as disclosed on Schedule 4.01(m) hereto and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)            no written notice, request for information, order, complaint or penalty has been received by a Transaction Party and there are no judicial, administrative or other actions, suits or proceedings pending or threatened in writing against such Transaction Party which allege a violation of or liability under any Environmental Laws, in each case relating to a Transaction Party;

(ii)           all Environmental Permits necessary for conduct of the Yellowhammer Mining Activities and the Kiewit Mining Activities are listed on Schedule 4.01(h), and the Transaction Parties are in compliance with the terms of all Environmental Permits (to the extent issued) and with all other applicable Environmental Laws;

(iii)          the Company has made available to the Investor prior to the Effective Date the most recent environmental audit, if any, with respect to the operations of the Transaction Parties;

Desert Hawk Investment Agreement

(iv)          to the knowledge of the Company, (A) no Hazardous Material is located at any property currently owned or leased by any Transaction Party, or otherwise held for operation by any Transaction Party as contemplated by the Mining Activities, that would reasonably be expected to give rise to (1) any liability of any Transaction Party under any Environmental Laws or (2) any cost or obligation under Environmental Laws other than, in the case of the Company, those costs and obligations that would be incurred in the ordinary course of the Company's business in connection with engaging in the Yellowhammer Mining Activities and the Kiewit Mining Activities, and (B) no reportable quantities of any Hazardous Material has been generated, used, treated, handled or stored at, or transported to or from, any such property by any Transaction Party in a manner that would reasonably be expected to give rise to (1) any liability of such Transaction Party under any Environmental Laws or (2) any cost or obligation under Environmental Laws other than, in the case of the Company, those costs and obligations that would be incurred in the ordinary course of the Company's business in connection with engaging in the Yellowhammer Mining Activities and the Kiewit Mining Activities;

(v)           there are no agreements in effect as of the Effective Date pursuant to which a Transaction Party has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws;

(vi)          to the knowledge of the Company, there are no landfills or disposal areas located at, on, in or under the assets of a Transaction Party related to a Mortgaged Property that require an authorization pursuant to Mining Laws or Environmental Laws for which such Transaction Party does not hold such an authorization pursuant to Mining Laws or Environmental Laws;

(vii)         none of the properties currently or formerly owned or operated by a Transaction Party, and none of the properties covered by any Mortgage in favor of the Investor, is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; set forth on Schedule 4.01(m) under the heading of “Property Listing” is a listing of all properties currently or formerly owned or operated by a Transaction Party (including any predecessor company with or into which a Transaction Party has merged or consolidated); and

(viii)        there are not currently and, to the knowledge of the Company, there have not been any underground storage tanks “owned,” or “operated” (as defined by applicable Environmental Law) by a Transaction Party or present or located on the Real Property.

(n)         Tax Matters.

(i)            Each Transaction Party (A) has timely filed or caused to be timely filed all federal, state, local and foreign Tax returns required to have been filed by it and, to the knowledge of the Company, each such Tax return is true and correct in all material respects, and (B) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other taxes or assessments, except for Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP;

Desert Hawk Investment Agreement

(ii)           The Transaction Parties have paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Effective Date; and

(iii)          As of the Effective Date, with respect to each Transaction Party, (A) there are no claims being asserted in writing with respect to any Taxes except for claims being contested in good faith by appropriate proceedings and for which such Transaction Party (as applicable) has set aside on its books adequate reserves in accordance with GAAP, and (B) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority.

(o)         Labor Matters.  Neither the business nor the properties of the Company related to the Mining Activities are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.  No Transaction Party is a party to any collective bargaining agreement.

(p)         Location of Real Property and Leased Premises.

(i)            Schedule 7(a) to the Perfection Certificate dated as of the Effective Date lists completely and correctly as of the Effective Date all Owned Real Property as of such date and the addresses or location thereof.

(ii)           Schedule 7(a) to the Perfection Certificate dated as of the Effective Date lists completely and correctly as of the Effective Date all Leased Real Property as of such date and the addresses or location thereof.

(q)         Title to Properties; Possession under Leases.

(i)           Each Transaction Party has good and valid record fee simple title to, or valid leasehold (including subleasehold, as applicable) interests in, or good possessory title to, or easements or other limited property interests in, all its properties and assets, including all Mortgaged Properties, subject solely to Permitted Encumbrances and except (A) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) in the case of the Utah Subleases, the SITLA Consent, which has not been obtained.  To the Company’s knowledge, each unpatented mining claim that is included in the Mortgaged Property has been validly located (except no representation or warranty is made hereunder with respect to a discovery on any such claim) and, subject to fulfillment by a Transaction Party of its Active Mining Duties, properly maintained in accordance with state and Federal law and no material conflict exists with the unpatented mining claims held by any other Person. The Company has maintained, in all material respects and in accordance with normal mining industry practice, all of the machinery, equipment, vehicles, processing plants or facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by the Company that is necessary to conduct the Mining Activities as now conducted by it.  All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

Desert Hawk Investment Agreement

(ii)           Each Transaction Party and, to the knowledge of the Company, each other party has complied with all obligations under all leases (including the Mining Leases) to which such Transaction Party is a party, in each case except where the failure to comply would not have a Material Adverse Effect, and all such leases (including subleases and, in the case of the Utah Subleases, subject to obtaining the SITLA Consent) are in full force and effect, except leases (including subleases) in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.  Each Transaction Party enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and un-disturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  A memorandum of lease with respect to each Principal Lease Agreement has been recorded in the applicable land records office.

(iii)          As of the Effective Date, the estate, title and interest of the Transaction Parties in those Real Properties subject to a Mortgage delivered on or prior to the Effective Date constitute all of the estate, title and interest in Real Properties necessary for the conduct of the Yellowhammer Mining Activities and the Kiewit Mining Activities, except as otherwise disclosed on Schedule 4.01(q)(iii).  As of the Effective Date, the Real Properties subject to a Mortgage delivered on or prior to the Effective Date constitute substantially all of the base and precious metal or other mineral reserves and related surface Improvements owned or leased by the Transaction Parties, other than the Excluded Property.  All of the Owned Real Properties and Leased Real Properties owned or leased as of the Effective Date (other than the Excluded Properties, if any) are encumbered by Mortgages in favor of the Investor securing the Obligations.  All of the After Acquired Properties (other than any Excluded Property) and Required Properties (in each case, if any) are, as of the date of the recordation of a respective Additional Mortgage in respect thereof, encumbered by Additional Mortgages in favor of the Investor securing the Obligations.

(iv)          Prior to the Effective Date, no Transaction Party has engaged in any mining activities, except as otherwise disclosed on Schedule 4.01(q)(iv).

Desert Hawk Investment Agreement

(v)           As of the Effective Date, none of the Transaction Parties has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

(vi)          None of the Transaction Parties is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(vii)         To the knowledge of the Company, with respect to each Owned Real Property or Leased Real Property on which significant surface Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)          Mortgages.

(i)            The Mortgages executed and delivered on the Effective Date pursuant to subparagraphs (viii) and (ix) of Section 3.01(a), and the Additional Mortgages (if any) when executed and delivered after the Effective Date pursuant to Section 5.10(c), shall be effective to create in favor of the Investor a legal, valid and enforceable Lien on all of the applicable Transaction Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages and Additional Mortgages are filed or recorded in the proper real estate filing or recording offices, the Liens created by the Mortgages and the Additional Mortgages in favor of the Investor constitute fully perfected Liens on, and security interests in, all right, title and interest of the applicable Transaction Party in such Mortgaged Property (including any After Acquired Property and Required Property) and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a) and Liens having priority by operation of law.

(s)         Liens.  Set forth on Schedule 6.02(a) hereto is a complete and accurate list of all Liens (other than the Liens created by the Security Documents) on the property or assets of the Transaction Parties, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Transaction Party subject thereto.

(t)          Investments.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list of all Investments consisting of Indebtedness or equity securities held by any Transaction Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

Desert Hawk Investment Agreement

(u)           Licenses, etc.  (i) The Transaction Parties own or possess all licenses, permits, franchises, authorizations, patents of intellectual property, copyrights, service marks, trademarks and trade names, or rights thereto, for which the failure so to do, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect, without known conflict with the rights of others (other than (A) such Mining Permits and Environmental Permits relating to the Mining Activities that have not, as of the Effective Date, been issued, as described on Schedule 4.01(h) and (B) any Mining Permits and Environmental Permits with respect to the real property interests held or owned by Blue Fin), (ii) to the knowledge of the Company, no product or practice of any Transaction Party infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, and (iii) to the knowledge of the Company, there is no violation by any Person of any right of any Transaction Party with respect to any patent of intellectual property, copyright, service mark, trademark, trade name or other right owned or used by any Transaction Party other than such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)           Investment Company.  Neither the Company nor Blue Fin is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(w)          Broker Fees.  Neither the Company nor any of its agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary (collectively, “Intermediary”) in connection with the transactions contemplated by this Agreement, and the Company agrees to indemnify, defend and hold harmless the Investor from and against any liability for any compensation to any Intermediary and the fees and expenses of defending against such liability or alleged liability.

(x)           Core Properties.  The Core Properties constitute all the properties held by the Company that are necessary to (i) engage in the Mining Activities sufficient to produce the ore in the amounts contemplated by the Pro Forma Production and Financial Projections, and (ii) engage in the milling and processing of such ore at the Cactus Mill as contemplated by the Pro Forma Production and Financial Projections.  None of the Utah Subleases is material to the business, operations or financial condition of the Company to the extent contemplated by the Pro Forma Production and Financial Projections.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any Term Loan Advance, any interest thereon or any other Obligation shall remain outstanding or the Commitment shall remain in effect hereunder, the Company covenants and agrees with the Investor that, unless the Investor shall otherwise consent in writing, the Company will, and will cause Blue Fin to,:

Desert Hawk Investment Agreement

SECTION 5.01. Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trade-marks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, mining, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the conduct of the Mining Activities at or on the Core Properties and all other material property as to which the Investor has a security interest pursuant to any Security Document and keep such property in good repair, working order and condition (normal wear and tear excepted) and from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a)           Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types, to such extent (with deductibles limit approved by the Investor) and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any Transaction Document; provided, however, that the Company shall not be permitted to self-insure without the prior written consent of the Investor.

(b)           Cause all such property and casualty insurance policies with respect to the collateral under any Security Document to be endorsed or otherwise amended to include a lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Investor, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Investor of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company or any other Transaction Party under such policies directly to the Investor; cause all such policies to provide that neither the Company, the Investor nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Investor may reasonably (in light of a Default or a material development in respect of the insured collateral) require from time to time to protect its interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Investor; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Investor; deliver to the Investor, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Investor), or insurance certificate with respect thereto, together with evidence satisfactory to the Investor of payment of the premium therefor.

Desert Hawk Investment Agreement

(c)         With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts (of not less than $5,000,000 on a per occurrence basis) and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Investor as an additional insured, on forms reasonably satisfactory to the Investor.

(d)         Notify the Investor promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by a Transaction Party; and promptly deliver to the Investor a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(e)         In connection with the covenants set forth in this Section 5.02, it is under-stood and agreed that:

(i)            none of the Investor and its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Transaction Parties shall look solely to their insurance companies or any other parties other than the Investor and its agents or employees, for the recovery of such loss or damage, and (B) such insurance companies shall have no rights of subrogation against the Investor or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Company, to the extent permitted by law, shall waive and cause Blue Fin to waive its right of recovery, if any, against the Investor and its agents and employees; and

(ii)           the designation of any form, type or amount of insurance coverage by the Investor under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Investor that such insurance is adequate for the purposes of the business of the Transaction Parties or the protection of their properties.

SECTION 5.03. Taxes.  Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the applicable Transaction Party shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Desert Hawk Investment Agreement

SECTION 5.04. Financial Statements, Reports, etc.  Furnish to the Investor:

(a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year, commencing with the year ended December 31, 2010, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Transaction Parties as of the close of such year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants reasonably acceptable to the Investor and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Transaction Parties on a consolidated basis in accordance with GAAP;

(b)          commencing with the quarter ended June 30, 2010, as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Transaction Parties as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by the chief financial officer of the Company, as fairly presenting, in all material respects, the financial position and results of operations of the Transaction Parties on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)           (x) concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.04, a certificate of the chief financial officer of the Company (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) commencing with the fiscal period ending June 30, 2010, setting forth computations in reasonable detail satisfactory to the Investor demonstrating compliance with the covenants contained in Sections 6.10 and 6.11, and (y) concurrently with any delivery of financial statements under paragraph (a) of this Section 5.04, a certificate of the accounting firm opining on or certifying such statements stating whether such accounting firm obtained knowledge during the course of its examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

Desert Hawk Investment Agreement

(d)           concurrently with the delivery of the following documents to any stockholder of the Company, copies of all reports and other materials distributed to the stockholders of the Company;

(e)           if, as a result of any change in accounting principles and policies from those as in effect on the Effective Date, the consolidated financial statements of the Transaction Parties delivered pursuant to paragraph (a) or (b) of this Section 5.04 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraphs (a) and (b) of this Section 5.04 following such change, a schedule prepared by the chief financial officer of the Company reconciling such changes to what the financial statements would have been without such changes;

(f)           within forty-five (45) days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Investor prepared by the Company for each of the four (4) quarters of such fiscal year prepared in reasonable detail, of the Transaction Parties, accompanied by the statement of the chief financial officer of the Company to the effect that, to his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g)           upon the reasonable request of the Investor but in any event not later than thirty (30) days (or, if an Event of Default shall have occurred and be continuing, promptly) following such request, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(b);

(h)           promptly after the occurrence thereof, notice of any material change to or amendment or supplement of any agreement relating to (i) the purchase or sale of any minerals, (ii) the mining of any minerals by any contract miner, or (iii) any Mining Lease;

(i)            promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any Transaction Party valuing the mineral reserves owned or controlled by such Transaction Party; and

(j)            promptly, from time to time, such other information regarding the operations (including as to mineral reserves), business affairs and financial condition of the Transaction Parties, or compliance with the terms of any Transaction Document, or such financial statements, as in each case the Investor may reasonably request.

SECTION 5.05. Litigation and Other Notices.  Furnish to the Investor written notice of the following promptly after the Company obtains knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

Desert Hawk Investment Agreement

(b)           the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding (including any Environmental Action), whether at law or in equity or by or before any Governmental Authority or in arbitration, by or against any Transaction Party; and

(c)           any other development specific to any Transaction Party that has had, or is reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased) and all Mining Laws and Mining Permits held by it or under which it is entitled to operate, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit any persons designated by the Investor to visit and inspect the financial records and the properties of any Transaction Party, during normal business hours (or, during the continuance of any Event of Default, at other reasonable times), upon reasonable prior written notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Investor upon reasonable prior notice to the Company to discuss the affairs, finances and condition of any Transaction Party with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds.  Use the proceeds of the Term Loan Advances solely for the purposes described in Section 2.09.

SECTION 5.09. Compliance with Environmental Law.  Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties (including all contract miners) to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations (to the extent related to the Mining Activities at or on the Core Properties) and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances Relating to Collateral.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Investor may reasonably request, to cause all collateral a security interest in which is required pursuant to any Transaction Document to be granted, registered, recorded and perfected in favor of the Investor to be so granted, registered, recorded or perfected, all at the expense of the Company and provide to the Investor, from time to time upon reasonable request, evidence reasonably satisfactory to the Investor as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Desert Hawk Investment Agreement

(b)           With respect to (i) any Owned Real Property or Leased Real Property that shall be acquired, leased or otherwise held by any Transaction Party after the Effective Date (other than any Excluded Property so long as such Excluded Property Consent has not been revoked) (collectively, the “After Acquired Properties”) or (ii) any Excluded Property whose status as such shall have been revoked by the Investor by delivering to the Company an Excluded Property Revocation Notice (a “Required Property”), the Company shall have:

(i)            caused an additional Mortgage (an “Additional Mortgage”) to be duly authorized and executed by the Company or other Transaction Party, as applicable, in form for recording in the recording office of each jurisdiction where the After Acquired Property or Required Property to be encumbered thereby is situated, in favor of the Investor, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Investor) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Investor, which Additional Mortgage and other instruments is effective to create and/or maintain a first priority Lien on such After Acquired Property or Required Property other than the Permitted Encumbrances;

(ii)           if such After Acquired Property or Required Property shall constitute Leased Real Property (A) as to which the consent to the assignment thereof by any landlord having an interest in such Leased Real Property shall be required or deemed advisable by the Investor, delivered the written consent of such landlord to the assignment thereof, in form and substance acceptable to the Investor, and (B) delivered an estoppel certificate (and, if requested by the Investor in the event that the landlord has granted to its lender a security interest in such Leased Real Property, a subordination, non-disturbance and attornment agreement, in each case in form and substance acceptable to the Investor;

(iii)          delivered policies or certificates of insurance of the type required by Section 5.02 with respect to such After Acquired Property or Required Property;

(iv)         caused to be delivered such opinions of legal counsel as shall be reasonably required by the Investor covering such matters as shall be reasonably required by the Investor, including the enforceability and recordation of the Additional Mortgage and as to title; and

Desert Hawk Investment Agreement

(v)          paid or cause to be paid, and delivered evidence acceptable to the Investor of the payment in full by Company of, all title opinion costs or fees, search and examination charges, mortgage recording taxes, UCC filing fees and charges, and any other recordation, registration or filing taxes, fees or charges, required for the perfection of the security interests created under the Additional Mortgage or other Security Documents or the procurement of title insurance policies.

SECTION 5.11. Fiscal Year; Accounting.  Cause the fiscal year of the Transaction Parties to end on December 31.

SECTION 5.12. Performance of Mining Leases.  Make all payments and otherwise perform all obligations in respect of all Mining Leases to which a Transaction Party is a party, keep such Mining Leases in full force and effect and not allow such Mining Leases to lapse or be terminated or any rights to renew such Mining Leases to be forfeited or canceled, notify the Investor of any default by any party with respect to such Mining Leases and cooperate with the Investor in all respects to cure any such default, and cause Blue Fin to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; provided, however, that the Investor agrees that (i) Blue Fin shall not be required to engage in Active Mining Duties with respect to the unpatented mining claims included in the Mortgaged Property of Blue Fin, and (ii) the Company shall not be required to engage in Active Mining Duties with respect to the unpatented mining claims included in the Mortgaged Property of the Company other than with respect to the Core Properties.  Without limiting any other right contained in any Transaction Document, the Company hereby appoints the Investor as its attorney-in-fact, which power is coupled with an interest and with full power of substitution either in Investor's name or in the name of the Company, to, from time to time at the reasonable expense of the Company following a default by the Company under a Principal Lease Agreement, take all such actions and do all such things as the Investor shall deem reasonably necessary or appropriate for the purpose of curing such defaults or otherwise preserving or maintaining such Principal Lease Agreement in full force and effect or the properties leased or subleased thereunder or the other rights of the Company contained therein.

SECTION 5.13. General Further Assurances.  Promptly upon request by the Investor, (a) correct (and cause Blue Fin to correct) any material defect or error (as to which both the Company and the Investor agree in good faith constitutes a defect or error) that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (b) take such action (and cause Blue Fin to take such action) as the Investor may reasonably require from time to time in order to carry out more effectively the purposes of the Transaction Documents.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any Term Loan Advance, any interest thereon or any other Obligation of the Investor under any Transaction Document shall remain unsatisfied or the Commitment shall remain in effect hereunder, unless the Investor shall otherwise consent in writing, the Company will not, and will cause Blue Fin not to:

Desert Hawk Investment Agreement

SECTION 6.01. Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness existing on the Effective Date and listed on Schedule 6.01(a) hereto;

(b)           Indebtedness created under the Transaction Documents;

(c)           Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary thereof, pursuant to reimbursement or indemnification obligations to such person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(d)           Indebtedness consisting of royalty payments or royalty obligations under the Clifton Lease or the Moeller Trust Lease, or under any other agreement in respect of the acquisition of any After Acquired Property the acquisition of which is approved by the Investor;

(e)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, letters of credit and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations (including land reclamation and other obligations under Mining Permits and Environmental Permits) in the ordinary course of business;

(f)           Capital Lease Obligations and purchase money security interest Indebtedness incurred by the Company at the time of and for the purpose of the acquisition or lease of the respective asset in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to this paragraph (f) would not exceed $500,000; and

(g)           Guarantees by any Transaction Party of any Indebtedness of the Company or any other Transaction Party expressly permitted to be incurred under this Agreement.

SECTION 6.02. Liens.  Create, incur, assume or permit to exist any Lien on any property or assets at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of any Transaction Party existing on the Effective Date and set forth on Schedule 6.02(a) hereto; provided that such Liens shall secure only those obligations that they secure on the Effective Date and shall not subsequently apply to any other property or assets of such Transaction Party;

Desert Hawk Investment Agreement

(b)           any Lien created under the Transaction Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(d)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which a Transaction Party shall have set aside on its books reserves in accordance with GAAP;

(e)           (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Transaction Parties;

(f)           deposits to secure the Transaction Parties’ performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, trade contracts, Environmental Permits, Mining Permits, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations of the Transaction Parties in the ordinary course of their business;

(g)           zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of a Transaction Party or would result in a Material Adverse Effect;

(h)           purchase money security interests in equipment or other property hereafter acquired by the Company (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(f), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, at the time of the acquisition or lease of such asset, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property at the time of such acquisition, and (iv) such security interests do not apply to any other property or assets of the Company (other than to accessions to such equipment or other property);

(i)            Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

Desert Hawk Investment Agreement

(j)         Liens on Mortgaged Property disclosed by the title insurance policies (if any) or title opinions (if any) delivered prior to the Effective Date or, with respect to After Acquired Property or Required Property, after the Effective Date to the extent such Liens are reasonably acceptable to the Investor; provided that the following Liens shall be deemed to be reasonably acceptable to the Investor (and shall be deemed Permitted Encumbrances without regard to whether a title insurance policy or title opinion has been provided with respect to a particular parcel): (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent, and (ii) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not in the aggregate interfere in any material respect with the ordinary conduct of the business of a Transaction Party at the Real Property affected thereby;

(k)        any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by a Transaction Party, as tenant, in the ordinary course of business;

(l)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to purchase orders and other agreements entered into with customers of the Company in the ordinary course of business;

(m)       Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights; and

(n)        The following encumbrances which do not, in any case, individually or in the aggregate, have or result in a Material Adverse Effect:

(i)           encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(ii)           rights and easements of owners (A) of undivided interests in any of the Real Property where the applicable Transaction Party owns less than 100% of the fee interest, (B) of interests in the surface of any Real Property where the applicable Transaction Party does not own or lease such surface interest, (C) and lessees, if any, of base or precious metals or other minerals where the applicable Transaction Party does not own such base or precious metals or such other minerals, and (D) and lessees of other base or precious metals or other minerals not owned or leased by a Transaction Party; provided, however, that the rights and easements described in clauses (A) through (D) of this subclause (n)(ii) shall in no event cause any breach of the representations made in Section 4.01(q)(iii);

Desert Hawk Investment Agreement

(iii)          with respect to any Real Property in which a Transaction Party holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(iv)          farm, grazing, hunting, recreational and residential leases with respect to which a Transaction Party is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties;

(v)           royalty and other payment obligations to sellers or transferors of fee or lease properties to the extent such obligations constitute a lien not yet delinquent;

(vi)          rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person; and

(vii)         rights of repurchase or reversion when mining and reclamation are completed.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on the Mortgaged Property, other than Liens in favor of the Investor and Permitted Encumbrances.

SECTION 6.03. Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”).

SECTION 6.04. Investments, Loans and Advances.  Purchase, hold or acquire any Capital Stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except:

(a)           Guarantees by the Company or any other Transaction Party of such Indebtedness that is otherwise expressly permitted to be incurred in accordance with the terms of this Agreement;

(b)           Investments in Cash Equivalents;

Desert Hawk Investment Agreement

(c)           Investments arising out of the receipt by a Transaction Party of noncash consideration for the sale of assets permitted under Section 6.05;

(d)           accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business; and

(e)           Investments as of the date hereof by the Company in the Capital Stock of Blue Fin and of Boyuan Construction Group, Inc. (which shares of Boyuan Construction Group, Inc. are in the process of being liquidated and may be liquidated without any further consent of the Investor).

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Capital Stock of a Transaction Party, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (whether by stock or asset purchase, merger or otherwise), except that this Section 6.05 shall not prohibit:

(a)           (i) the purchase and sale of inventory in the ordinary course of business by the Company, (ii) the acquisition or lease of any other operating asset in the ordinary course of business by the Company consistent with the fulfillment of the Mining Activities contemplated by the Pro Forma Production and Financial Projections, (iii) the sale of surplus, obsolete or worn out equipment or other property by the Company in the ordinary course of business in an aggregate amount not to exceed $50,000 over the term of this Agreement, or (iv) the sale by the Company of Cash Equivalents in the ordinary course of business;

(b)           [Intentionally omitted];

(c)           Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(d)           the sale of defaulted receivables of the Company in the ordinary course of its business and not as part of an accounts receivables financing transaction; and

(e)           the issuance of the Series A Shares issuable to the Investor pursuant to this Agreement and the shares of Common Stock issuable upon the conversion thereof.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 unless such disposition is for fair market value, and (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) of this Section 6.05 unless such disposition is for cash consideration unless the Investor have otherwise consented in writing, which consent shall not be unreasonably withheld or delayed.

Desert Hawk Investment Agreement

SECTION 6.06. Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Capital Stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Capital Stock or set aside any amount for any such purpose; provided, however, that:

(a)           the Company may make, declare and pay dividends on the Series A Shares; and

(b)           Blue Fin may declare and pay dividends to the Company.

SECTION 6.07. Transactions with Affiliates.

(a)           Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Capital Stock of the Company, unless such transaction is otherwise permitted (or required) under this Agreement.

(b)           Paragraph (a) of this Section 6.07 shall not prohibit dividends permitted under Section 6.06,

SECTION 6.08. Business of the Company.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than as contemplated by the Pro Forma Production and Financial Projections.

SECTION 6.09. Limitation on Modifications of Constitutive Documents; etc.  Amend or modify in any manner or grant any waiver or release under or terminate in any manner, its Constitutive Documents.

SECTION 6.10. Capital Expenditures.  Make any Capital Expenditure, except for those Capital Expenditures described in Schedule 6.10 hereof and otherwise in accordance with the use of proceeds and capital expenditures budget (including as to total dollar amount and, on an annual basis, timing) set forth in the Pro Forma Production and Financial Projections.

SECTION 6.11. Lease Obligations.  Create, incur, assume or suffer to exist any obligation as lessee (excluding for this purpose obligations as lessee under Capital Lease Obligations, as to which the provisions of Section 6.01(f) apply) for the rental, hire or other use of any real or personal property of any kind under leases or agreements having an original term of one (1) year or more that would cause the direct and contingent liabilities of the Transaction Parties in respect of all such obligations to exceed such amount as shall be agreed to by the Company and Investor as payable in any period of twelve (12) consecutive months determined on a rolling basis.

Desert Hawk Investment Agreement

SECTION 6.12. Limitations on Modifications to Certain Indebtedness.  Amend, modify or supplement in any manner any term, condition or provision of, or refinance any of the Indebtedness outstanding under, the Note Agreement or any of the Note Agreement Promissory Notes or any other agreement, instrument or document entered into by the Company in connection therewith.

SECTION 6.13. Swap Agreements.  Enter into any Swap Agreement.

SECTION 6.14. Accounting Changes.  Make or permit any change in the accounting policies or reporting practices of the Transaction Parties except as required by GAAP.

SECTION 6.15. Formation of Additional Subsidiaries; Activities and Assets of the Subsidiaries.  Form or create, from and after the Effective Date, any entity that shall constitute a Subsidiary.  None of the Subsidiaries of the Company, whether or not existing on the date hereof, shall engage in any material business activities, incur any material liabilities, or acquire or hold any assets or properties (other than, in the case of Blue Fin, the ownership or possession of those patented and unpatented mining claims that are the subject of the Mortgaged Properties as of the Effective Date), it being understood and agreed that the entering into of any activities prohibited by the provisions of this Section 6.15 may be conditioned upon, among other things, such Subsidiary executing and delivering in favor of the Investor a subsidiary guaranty, a collateral security agreement and one or more Mortgages guarantying and collateralizing the Obligations, in each case in form and substance acceptable to the Investor.

SECTION 6.16. No Modification of Principal Lease Agreements or Material Contracts.  Except with the prior written consent of the Investor, amend or modify in any manner or grant any waiver or release under or terminate in any manner (i) any Principal Lease Agreement, or (ii) any other contract or agreement that is material to the operations, business or financial condition of the Company.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01. Events of Default.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           any representation or warranty made or deemed made by the Company or any other Transaction Party in any Transaction Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Transaction Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Company or any other Transaction Party;

(b)           the Company shall fail to make payment of any principal of any Term Loan Advance when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (including any optional prepayment) or by acceleration or otherwise;

Desert Hawk Investment Agreement

(c)           (i) the Company shall fail to make payment of any interest on the Note when and as the same shall become due and payable, or (ii) the Company or any other Transaction Party shall fail to make payment of any other amount (other than an amount referred to in paragraph (b) of this Section 7.01) due under any Transaction Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days after notice thereof is provided by the Investor to the Company;

(d)           default shall be made in the due observance or performance by any Transaction Party of any covenant, condition or agreement contained in Section 5.01(a), 5.02(a), 5.05(a), 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by any Transaction Party of any covenant, condition or agreement contained in any Transaction Document (other than those specified in paragraphs (b), (c) and (d) of this Section 7.01) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Investor to the Company;

(f)           (i) any event or condition occurs that (A) results in any Indebtedness of $50,000 or more in outstanding principal amount (other than the Term Loan Advances) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) shall fail to pay the principal of any such Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Transaction Party, or of a substantial part of the property or assets of any Transaction Party, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Transaction Party or for a substantial part of the property or assets of any Transaction Party, or (iii) the winding-up or liquidation of any Transaction Party, and such proceeding or petition shall continue undismissed for sixty (60) days (provided such Transaction Party is proceeding diligently and in good faith to obtain dismissal) or an order or decree approving or ordering any of the foregoing shall be entered;

Desert Hawk Investment Agreement

(i)            any Transaction Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Transaction Party or for a substantial part of the property or assets of such Transaction Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            the failure by any Transaction Party to pay one or more final judgments aggregating in excess of $50,000, which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Transaction Party to enforce any such judgment;

(k)           a Transaction Party or any ERISA Affiliate shall sponsor, maintain or contribute to (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA;

(l)            (i) any Transaction Document shall for any reason be asserted by any Transaction Party not to be a legal, valid and binding obligation of any party thereto, (ii) any guarantor shall revoke, or deliver notice to the Investor or otherwise publicly declare its intention to revoke, the Guaranty issued by any Person in favor of the Investor as a guaranty of any of the Obligations, or (iii) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Transaction Party not to be, a valid and perfected security interest (having the priority required by the relevant Security Document) in the Collateral; or

(m)          the Company shall have failed to produce at least 400,000 pounds of copper concentrate from the Yellowhammer Properties on or prior to the date that is 150 days following the date of the Initial Borrowing hereunder;

then, and in every such event (other than an event with respect to any Transaction Party described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Investor may, by notice to the Company, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitment, or suspend the Commitment, (ii) declare the Term Loan Advances then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loan Advances so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Transaction Parties accrued hereunder and under any other Transaction Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Transaction Document to the contrary notwithstanding, and (iii) exercise all such other remedies, either directly or through an agent, as shall be available under any Security Document or at law or in equity; and in any event with respect to the Company described in paragraph (h) or (i) of this Section 7.01, the Commitment shall automatically terminate, the principal of the Term Loan Advances then outstanding, together with accrued interest thereon and all other liabilities of the Transaction Parties accrued hereunder and under any other Transaction Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any other Transaction Document to the contrary notwithstanding.

Desert Hawk Investment Agreement

ARTICLE VIII.

[INTENTIONALLY DELETED]

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.  Except as otherwise contemplated by Section 9.07, no amendment or waiver of any provision of this Agreement or the Notes or any other Transaction Document, nor consent to any departure by the Investor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Investor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02. Notices, Etc.  Except as otherwise provided in Section 2.02, all notices and other communications provided for hereunder shall be in writing (including telecopy communication confirmed by mail or delivery) and mailed, telecopied, e-mailed or delivered:

(a)           if to the Company, to it at:

8921 North Indian Trail Road
Number 288
Spokane, WA  99208
Attention:  Bob Jorgensen
Telephone:  (509) 434-8161
Telecopier:  (509) 468-1937
E-mail Address:  bjorg53@yahoo.com

Desert Hawk Investment Agreement

with a copy to:

Holland & Hart LLP
555 Seventeenth Street
Denver, CO  80202
Attention:  Kevin W. Johnson
Telephone:  (303) 295-8486
Telecopier:  (303) 713-6203
E-mail Address:  Kjohnson@hollandhart.com

(b)           if to the Investor, to it at:

Carnegie Hall Tower
152 West 57th Street
New York, NY  10019
Attention: David Levy
Telephone:  (212) 582-2222
Telecopier:  (212) 582-2424
E-mail Address:  dlevy@platinumlp.com

with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY  10022
Attention:  Elliot Press
Telephone:  (212) 940-6348
Telecopier:  (212) 940-6621
E-mail address: elliot.press@kattenlaw.com

or, as to any party, at such other telecopy number or address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall, when mailed, telecopied, e-mailed or delivered, be effective when received or, in the case of delivery by mail, on the fourth (4th) Business Day after such notice or other communication shall have been deposited in the mail, postage prepaid, return receipt requested or, in the case of delivery by overnight express courier, on the Business Day following the Business Day such notice or communication shall have been deposited with such courier service.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any other Transaction Document shall be effective as delivery of an original executed counterpart thereof.  Notwithstanding anything to the contrary contained herein, with respect to any notice or communication given by email (including any Borrowing Notice given by email pursuant to Section 2.02):  (i) such notice or communication sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient, such as by the “return receipt requested” function, as available, return email or other written acknowledgment, and (ii) if such notice or communication shall have been given after normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Desert Hawk Investment Agreement

SECTION 9.03. No Waiver; Remedies.  No failure on the part of the Investor to exercise, and no delay in exercising, any right hereunder or under the Note or any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies provided herein and in any other Transaction Document are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses.

(a)           The Company agrees to pay on demand (i) all reasonable costs and expenses of the Investor in connection with the preparation, execution, delivery, administration, modification and amendment of the Transaction Documents (including, without limitation, (A) all reasonable due diligence, collateral review, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of legal counsel to Investor, including any local counsel in which the Real Property is situated, with respect to advising the Investor as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Transaction Documents, with respect to negotiations with any Transaction Party or with other creditors of any Transaction Party arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Investor in connection with the enforcement of the Transaction Documents after an Event of Default, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Investor with respect thereto).

(b)           The Company shall indemnify, defend and save and hold harmless the Investor and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Commitment or the making of Term Loan Advances hereunder, the actual or proposed use of the proceeds of the Term Loan Advances, the Transaction Documents or any of the Transactions, or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any Subsidiary thereof or any Environmental Action relating in any way to the Company or any Subsidiary thereof, except in each case to the extent such claim, damage, loss, liability, penalty or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by the Investor, its partners, equity holders, or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated.  The Company shall not, and shall cause its Subsidiaries not to, assert any claim against the Investor or any of its Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Commitment or the making of Term Loan Advances, the actual or proposed use of the proceeds of the Term Loan Advances, the Transaction Documents or any of the Transactions.

Desert Hawk Investment Agreement

(c)           Without prejudice to the survival of any other agreement of any Transaction Party hereunder or under any other Transaction Document, the agreements of the Company contained in this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Transaction Documents.

SECTION 9.05. Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the giving of notice (if such notice shall be required to be given) specified by the last paragraph of Section 7.01 to declare the Term Loan Advances due and payable pursuant to the provisions of Section 7.01, the Investor and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Investor or such Affiliate to or for the credit or the account of the Company or any Subsidiary thereof against any and all of the Obligations now or hereafter existing under the Transaction Documents, irrespective of whether the Investor shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured.  The rights of the Investor and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Investor and its Affiliates may have.

SECTION 9.06. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company and the Investor and thereafter shall be binding upon and inure to the benefit of the Company and the Investor and its successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Investor.

SECTION 9.07. Assignments and Participations.

(a)           The Investor may assign to one (1) or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitment, the Term Loan Advances owing to it and the Note); provided that (i) the assignee shall, if any portion of the Commitment shall remain unfunded, be an Affiliate of the Investor or, if not an Affiliate, have the financial capability to fund the portion of the Commitment to be so assigned as determined in the good faith judgment of the Investor, (ii) the assignee shall, as of the date of the assignment, be capable of making the representations and warranties made by the Investor under Section 2.11(b) (any such assignee so qualifying, an “Eligible Assignee”), and (iii) the parties to each such assignment shall execute and deliver an assignment and acceptance agreement, substantially in such form as shall be mutually acceptable to such parties (the “Assignment and Acceptance”) and deliver a copy thereof to the Company for its recording in the register maintained by the Company pursuant to Section 2.10(c)(i), together with any Note subject to such assignment.

Desert Hawk Investment Agreement

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Investor hereunder (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Investor’s rights and obligations under this Agreement, such Investor shall cease to be a party hereto except that it shall remain entitled to the benefits of the provisions of Section 9.04 as though it remained a party hereto).

(c)           By executing and delivering an Assignment and Acceptance, the Investor assignee confirms to and agrees with the other parties hereto as follows:  (i) such assignee confirms that it is an Eligible Assignee; and (ii) such assignee appoints and authorizes the Investor to take such action as agent on its behalf and to exercise such powers and discretion under the Transaction Documents as are delegated to the Investor by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.

(d)           Upon its receipt of an Assignment and Acceptance executed by an assigning Investor and an assignee, together with any Note or Notes subject to such assignment, the Company shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the register maintained by it pursuant to Section 2.10(c)(ii), and (iii) promptly but within five (5) Business Days after its receipt of such notice, at its own expense, execute and deliver to the assignee Investor in exchange for the surrendered Note or Notes a new Note in registered form payable to such Eligible Assignee and its registered assigns in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Investor has retained a Commitment hereunder, a new note in registered form payable to the assigning Investor and its registered assigns in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Note.

Desert Hawk Investment Agreement

(e)           The Investor may sell participations to one (1) or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitment, the Term Loan Advances owing to it and the Note; provided, however, that (i) the Investor’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged, (ii) the Investor shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Investor shall remain the holder of the Note for all purposes of this Agreement, (iv) the Company, shall continue to deal solely and directly with the Investor in connection with the Investor’s rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Transaction Document, or any consent to any departure by or on behalf of any Transaction Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note or any other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Note or any other amounts payable hereunder, in each case to the extent subject to such participation, or release any guarantor from any Guaranty of any of the Obligations or any material Collateral from any Security Document.

SECTION 9.08. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Investor, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Investor in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to the Investor, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to the Investor on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Jurisdiction, Etc.

(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding, to the extent permitted by law, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any jurisdiction.

Desert Hawk Investment Agreement

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.11. Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

SECTION 9.12. Entire Agreement.  This Agreement and the other Transaction Documents, together with all other documents and agreements required to be executed pursuant to the terms thereof (including that certain side letter, dated as of the date hereof, between the Investor and the Company regarding the waiver of certain conditions precedent to closing and the reimbursement of legal fees to the Investor), constitute the entire agreement between the parties with respect to the subject matter hereof, and any other agreement, statement, understanding, representation or warranty, whether oral or written, made or entered into prior to the date hereof with respect to the subject matter hereof is superseded by this Agreement and the other Transaction Documents (and such other documents and agreements).

SECTION 9.13. WAIVER OF JURY TRIAL.  THE COMPANY AND THE INVESTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TERM LOAN ADVANCES OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Desert Hawk Investment Agreement

SECTION 9.14. Confidential Information.

(a)           Investor agrees not to use any Confidential Information of the Company for any purpose other than in connection with (i) its evaluation of the business, operations, assets, liabilities, customers, employees, business relationships, prospects and condition (financial or otherwise) of the Company and its Subsidiaries, (ii) the transactions contemplated by the Transaction Documents (including the administration of the Term Loan Advances and compliance by the Transactions Parties of their obligations under the Transaction Documents), (iii) the exercise of any right or remedy under or in connection with the transactions contemplated by the Transaction Documents, including any action or proceeding relating to or arising out of any Transaction Document, and (iv) all matters incidental or relating to any thereof.  The Company agrees not to use any Confidential Information of the Investor for any purpose other than in connection with (i) its evaluation of the business, operations, assets, liabilities, customers, employees, business relationships, prospects and condition (financial or otherwise) of the Company and its Subsidiaries or of engaging in the transactions contemplated by the Transaction Documents, (ii) the transactions contemplated by the Transaction Documents (including the administration of the Term Loan Advances and compliance by the Transaction Parties of their obligations under the Transaction Documents), (iii) the exercise of any right or remedy under or in connection with the transactions contemplated by the Transaction Documents, including any action or proceeding relating to or arising out of any Transaction Document, and (iv) all matters incidental or relating to any thereof.  Each of the Company and the Investor agrees not to disclose any Confidential Information of the other party to third parties, except to those Affiliates, partners, shareholders, members, investors, directors, managers, investment committees, officers, employees, agents, lenders, advisors, attorneys, accountants, consultants, representatives or third party (or potential third party) assignees, transferees or loan participants (collectively, “Representatives”) of the receiving party who have a need to know such Confidential Information as determined in the sole and reasonable discretion of the receiving party.  As a condition to such disclosure, the receiving party shall inform its Representatives of the confidential nature of the Confidential Information and the receiving party’s obligations hereunder with respect thereto, and the receiving party shall be responsible for any disclosure or use of the Confidential Information in a manner not authorized by this Agreement.

(b)           Investor hereby acknowledges that it is aware, and further agrees that it will advise its Representatives, that Federal and State securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and it agrees that it or its Representatives will not purchase or sell such securities under such circumstances.

(c)           Each of the Company and the Investor agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party.  Without limiting the foregoing, each of the Investor and the Company shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the disclosing party have agreed to comply with the provisions of this Section 9.14 applicable to such employees prior to any disclosure of Confidential Information to such employees.

[Signature Pages Follow]

Desert Hawk Investment Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DESERT HAWK GOLD CORP.

By:	/s/ Robert E. Jorgensen
	Name:	Robert E. Jorgensen
	Title:	Chief Executive Officer

DMRJ GROUP I, LLC
as Investor

By:	/s/ Daniel Small
	Name:	Daniel Small
	Title:	Portfolio Manager

Schedule I

Cactus Properties

Unpatented Mining Claims

Claim Name	BLM Serial No.	Location
Cactus Mill Site	UMC317839	T7S R18W Sec. 35 SE SLBM T8S R18W Sec. 2 NE SLBM
GHM 1	UMC317839	T7S R18W Sec. 35 SE SLBM

Schedule I

Schedule II

Kiewit Properties

Unpatented Mining Claims

Claim Name	BLM Serial No.	Location
IP #18	UMC317915	T8S R17W Sec. 19: NE SE SLBM
IP #19	UMC317916	T8S R17W Sec. 19 SE SLBM
IP #20	UMC317917	T8S R17W Sec. 19 NE SE SLBM
IP #20A	UMC317918	T8S R17W Sec.19 SE SLBM
IP #21	UMC317919	T8S R17W Sec. 19 SE SLBM
IP #22	UMC317920	T8S R17W Sec. 19 NE SE SLBM T8S R17W Sec. 20 NW SW SLBM
IP #22A	UMC317921	T8S R17W Sec. 19 SE SLBM T8S R17W Sec. 20 SW SLBM

Schedule II

Schedule III

Yellowhammer Properties

Patented Mining Claims

Claim Name	Location	State Property Number	Mineral Survey Number	Parcel Acreage
Cosmopolitan	T8S R18W Sec 24 SLBM	24965	4382	20.056
Copperopolis	T8S R18W Sec 24 SLBM	40523	4382	17.437
Yellow Hammer	T8S R18W Sec 24 SLBM	40524	4382	20.21
Centennial	T8S R18W Sec 24 SLBM	40525	5151	20.66

Schedule III

Schedule IV

Excluded Property

None.

Schedule IV

Schedule 4.01(a)

Capital Stock of Company

See attached Shareholder Report as of June 8, 2010, from OTC Stock Transfer Inc.

Schedule 4.01(a)

Schedule 4.01(b)

Capitalization of Blue Fin

1.	Jurisdiction of Blue Fin:	Utah

2.	Classes of Stock Authorized:	Common, with 50,000,000 shares authorized, par value $.001

Preferred, with 5,000,000 shares authorized, par value $0.001

3.	Number of Shares of
	Common Stock Outstanding:	2,713,636 shares

4.	Number of Shares of
Preferred Stock
	Outstanding:	None

5.	Ownership:	100% of the outstanding shares of Common Stock of Blue Fin are owned by the Company

6.	Outstanding Options,
	Warrants or Conversions:	None

Schedule 4.01(b)

Schedule 4.01(d)

Authorizations, Approvals, Actions, Notices and Filings

Certain of the Real Property included in the Leased Properties under the Clifton Lease consist of the Utah Subleases originally leased from the State of Utah School and Institutional Trust Lands Administration (“SITLA”).  The sublease to the Company of the Utah Subleases requires the consent of SITLA.  No such consent has been obtained.  In addition, the Mortgage in respect of such Leased Property has not been, and will not be, filed with SITLA.

Schedule 4.01(d)

Schedule 4.01(f)

Disclosed Litigation; Violations

The SITLA Consent, which has not been obtained.

Schedule 4.01(f)

Schedule 4.01(h)

Mining Permits

Granting Agency
Permit/License Number	Status of Permit	Issue/Application Date	Required Bond Amount
Utah Division of Oil, Gas and Mining
Yellow Hammer Small Mining Operations Permit # S0450076	Issued	November 2009	$25,200
Cactus Mill Large Mining Operations Permit # M0450049	Issued	October 1995	$48,500
Exploration Permit # E0450162	Issued	September 2009	$12,300
Kiewit Large Mining Operations Permit # M0450078	Pending[1]	February 2010	Not set
Cactus Mill Amendment to Permit # M0450049	Pending[2]	September 2009	N/A
Kiewit Ground Water Discharge Permit	Pending[3]	May 2010	N/A
Utah Department of Environmental Quality
Construction Permit	Issued	January 2010	N/A

1 Application has been made, and the Company is awaiting a response from the responsible Governmental Authority.

2 Application has been made, and the Company is awaiting a response from the responsible Governmental Authority.

3 Application has been made, and the Company is awaiting a response from the responsible Governmental Authority.

Schedule 4.01(h)

Schedule 4.01(i)(A)
Yellowhammer Pro Forma Statement

Gold Hill Projections
Cactus Mill Property Only		Number of Months Following Month of Initial Borrowing
June-10	Month 1-Initial Borrowing	Month 2	Month 3	Month 4	Month 5	Month 6-Prod.	Month 7	Month 8-Rev.
Production in Lbs/Oz-Cactus Mill Only
Mill/Leach Cu - YH (Lbs)						450,000	450,000	450,000
Au/Ag - YH (Oz)						300	300	300
WO3 (Lbs)						60,000	60,000	60,000
Production Revenue-Cactus Mill Only
Mine Revenue
Cu @$3.00/lb								$1,350,000
Au - YH @$1100/oz								330,000
WO3 @$7.00/lb								420,000
Total Revenue				-	-	-	-	2,100,000
Use of Cash (in $$$)
Capital Costs - YH
Leach Pad	100,000	100,000	100,000	80,000	57,000
Mill	100,000	100,000	100,000	60,000	60,000
Yellow Hammer	80,000	80,000	80,000	80,000	40,000
Misc.	12,000	12,000	12,000	12,000	12,000
Operating Expenses - YH
Leach Pad					57,500	57,500	57,500	57,500
Mill						187,500	187,500	187,500
Yellow Hammer					55,000	55,000	55,000	55,000
Royalties and Smelting								315,000
Miscellaneous Expense
Corp. Expense	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000
Interest Exp. - Bridge Loan	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500
Land Holding Costs			100,000
Geology & Dev. Drill	10,000	10,000	10,000	10,000	2,500	2,500	2,500	2,100
Misc.	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000
Total Use of Cash	374,500	374,500	474,500	314,500	356,500	375,000	375,000	689,600
Net Cash Flow	(374,500)	(374,500)	(474,500)	(314,500)	(356,500)	(375,000)	(375,000)	1,410,400
Beginning Cash
Net Loan Draws - PP	500,000	500,000	500,000	-	500,000	500,000		-

Schedule 4.01(i)(A)

Gold Hill Projections
Cactus Mill Property Only	Number of Months Following Month of Initial Borrowing
June-10	Month 9	Month 10- Repay	Month 11	Month 12	Month 13	Month 14	Month 15	Month 16	Month 17	Month 18	Next 12 Mo.
Production in Lbs/Oz
Mill/Leach Cu - YH	450,000	166,667	166,667	166,667	166,667	166,667	166,667	166,667	166,667	166,667	2,000,000
Au/Ag - YH	300	100	100	100	100	100	100	100	100	100	1,200
WO3	60,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	240,000
Production Revenue
Mine Revenue
Cu @$3.00/lb	$1,350,000	$1,350,000	$1,350,000	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000	$6,000,000
Au - YH @$1100/oz	330,000	330,000	330,000	110,000	110,000	110,000	110,000	110,000	110,000	110,000	1,320,000
WO3 @$7.00/lb	420,000	420,000	420,000	140,000	140,000	140,000	140,000	140,000	140,000	140,000	1,680,000
Total Revenue	2,100,000	2,100,000	2,100,000	750,000	750,000	750,000	750,000	750,000	750,000	750,000	9,000,000
Use of Cash (in $$$)
Capital Costs - YH
Leach Pad
Mill
Yellow Hammer
Misc.
Operating Expenses - YH
Leach Pad	57,500	57,500	71,875	71,875	71,875	71,875	71,875	71,875	71,875	71,875	862,500
Mill	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500	2,250,000
Yellow Hammer	55,000	55,000	82,500	82,500	82,500	82,500	82,500	82,500	82,500	82,500	990,000
Royalties and Smelting	315,000	210,000	210,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	900,000
Miscellaneous Expense
Corp. Expense	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	480,000
Interest Exp. - Bridge Loan	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	90,000
Land Holding							100,000				100,000
Geology	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	25,200
Misc.	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	300,000
Total Use of Cash	689,600	584,600	626,475	491,475	491,475	491,475	591,475	491,475	491,475	491,475	5,997,700
Net Cash Flow	1,410,400	1,515,400	1,473,525	258,525	258,525	258,525	158,525	258,525	258,525	258,525	3,002,300
Beginning Cash
Net Loan Draws - PP

Schedule 4.01(i)(A)

Schedule 4.01(i)(B)

Kiewit Pro Forma Statement

Gold Hill Projections
Kiewit Property Only		Number of Months Following Month in which Kiewit Milestones are Satisfied
June 2010	Month of Satisfaction of
	Keiwit Milestones	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8

Production in Lbs/Oz - Kiewit Only
Au - Kiewit (Oz)									-

Production Revenue - Kiewit Only
Mine Revenue
Au - Kiewit @$1100/oz									-
Total Revenue					-	-	-	-	-

Use of Cash (in $$$)
Capital Costs - Kiewit				550,000	550,000	550,000	550,000	550,000	550,000

Operating Exp. - Kiewit									595,893

Royalties and Smelting					-	-	-	-	-

Miscellaneous Expense
Corp. Expense		40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000
Interest Exp. - Bridge Loan	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500
Land Holding Costs				100,000
Geology & Dev. Drill		10,000	10,000	10,000	10,000	2,500	2,500	2,500	2,100
Misc.		25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000
Total Use of Cash	7,500	82,500	82,500	732,500	632,500	625,000	625,000	625,000	1,220,493

Net Cash Flow	(7,500)	(82,500)	(82,500)	(732,500)	(632,500)	(625,000)	(625,000)	(625,000)	(1,220,493)
Beginning Cash	200,000
Net Loan Draws - PP	500,000	-	-	1,000,000	500,000	750,000

Schedule 4.01(i)(B)

Gold Hill Projections
Kiewit Property Only	Number of Months Following Month in which Kiewit Milestones are Satisfied
June 2010
	Month 9	Month 10	Month 11- Prod./Rev.	Month 12	Month 13 - Repay	Month 14	Month 15	Month 16	Month 17	Month 18	Next 12 Mo.

Production in Lbs/Oz - Kiewit Only
Au - Kiewit	-	-	2,222	2,222	2,222	2,222	2,222	2,222	2,222	2,222	20,000

Production Revenue - Kiewit Only
Mine Revenue
Au - Kiewit @$1100/oz	-	-	2,444,444	2,444,444	2,444,444	2,444,444	2,444,444	2,444,445	2,444,445	2,444,445	22,000,000
Total Revenue	-	-	2,444,444	2,444,444	2,444,444	2,444,444	2,444,444	2,444,445	2,444,445	2,444,445	22,000,000

Use of Cash (in $$$)
Capital Costs - Kiewit			-	-	-	-	-	-	-	-

Operating Exp. - Kiewit	595,893	595,893	595,893	595,893	595,893	595,893	595,893	595,893	595,893	595,893	7,150,000

Royalties and Smelting	-	-	244,444	244,444	244,444	244,444	244,444	244,445	244,445	244,445	2,200,000

Miscellaneous Expense
Corp. Expense	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	40,000	480,000
Interest Exp. - Bridge Loan	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	7,500	90,000
Land Holding							100,000				100,000
Geology	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	2,100	25,200
Misc.	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	300,000
Total Use of Cash	670,493	670,493	914,937	914,937	914,937	914,937	1,014,937	914,938	914,938	914,938	10,345,200

Net Cash Flow	(670,493)	(670,493)	1,529,507	1,529,507	1,529,507	1,529,507	1,429,507	1,529,508	1,529,508	1,529,508	11,654,800
Beginning Cash
Net Loan Draws - PP

Schedule 4.01(i)(B)

Schedule 4.01(m)

Environmental Matters

I.             Permits

The Company has not obtained all Mining Permits and Environmental Permits necessary to conduct Mining Activities on the Yellowhammer Properties and the Kiewit Properties.  See Mining Permits and Environmental Permits listed as “Pending” on Schedule 4.01(h).

II.           Real Property

A.           Currently Owned or Operated Property:

1.           Desert Hawk:  The properties leased and subleased to Desert Hawk as set forth in the Principal Lease Agreements.

2.           Blue Fin:  Pursuant to a quitclaim deed dated January 29, 2010 (the "Quitclaim Deed"), Messrs. Eric Moe, Robert Jorgensen, Stuart Havenstrite and Rick Havenstrite (the “Transferors”) transferred to Blue Fin the interests of the Transferors in the unpatented mining claims situated in Yavapai County, State of Arizona, and more particularly described as follows:

BLM Number	Claim Name	Location
AMC:369473	MS19	14N, 02E, Sections 18 & 19
AMC:369744	MS20	14N, 02E, Sections 18 & 19
AMC:369745	MS21	14N, 02E, Sections 18 & 19
AMC:369746	MS21	14N, 02E, Sections 18 & 19
AMC:371311	S1	14N, 02E, Section 30
AMC:371312	S2	14N, 02E, Section 30
AMC:371313	S3	14N, 02E, Section 30
AMC:371314	S4	14N, 02E, Section 30

The Quitclaim Deed has not been filed in Yavapai County, Arizona, as of the Effective Date but will be re-executed and filed within 15 days following the Effective Date.

B.           Formerly Owned or Operated Property:

1.           Desert Hawk:  Pursuant to a quitclaim deed dated October 29, 2001, Calumet Mining Company, an Idaho corporation (“Calumet”) transferred to Lucky Joe Mining Company, an Idaho corporation and the predecessor of the Company (“Lucky Joe”), the interests of Calumet in sixteen (16) unpatented lode mining claims situated in Sections 20, 28, and 29 of Township 48 North, Range 6 East, and Sections 24 and 25 of Township 48 North, Range 5 East, Boise Meridian, in the County of Shoshone, State of Idaho, and more particularly described as follows (the “Unpatented Mining Claims”):

Schedule 4.01(m)

BLM Number	County Number	Claim Name
IMC: 183867	393788	NAT 19
IMC: 183868	393789	NAT 20
IMC: 183869	393790	NAT 21
IMC: 183870	393791	SB 1
IMC: 183871	393792	SB 2
IMC: 183872	393793	SB 3
IMC: 183873	393794	SB 4
IMC: 183874	393795	SB 5
IMC: 183875	393796	SB 6
IMC: 183876	393797	SB 7
IMC: 183877	393798	SB 8
IMC: 183878	393799	SB 9
IMC: 183879	393800	SB 10
IMC: 183880	393801	SB 11
IMC: 183881	393802	SB 12
IMC: 183882	393803	SB 13

Pursuant to a quitclaim deed dated August 20, 2004, Lucky Joe transferred to Western Goldfields, Inc., an Idaho corporation, the interests of Lucky Joe in the Unpatented Mining Claims.

2.             Blue Fin:  None.

Schedule 4.01(m)

Schedule 4.01(q)(iii)

Other Real Property Interests

None.

Schedule 4.01(q)(iii)

Schedule 4.01(q)(iv)

Prior Mining Activities

None.

Schedule 4.01(q)(iv)

Schedule 4.01(t)

Investments

The Company holds 20,000 shares of common stock in Boyuan Construction Group Inc.

The Company owns 2,713,636 shares of common stock of Blue Fin.

Schedule 4.01(t)

Schedule 6.01(a)

Indebtedness

The Note Agreement Promissory Notes issued pursuant to the Note Agreement, in the aggregate principal amount outstanding as of the date hereof of $600,000.00.

Schedule 6.01(a)

Schedule 6.02(a)

Liens

The Real Property consisting of unpatented mining claims is subject to Liens arising from the paramount title of the United States, the requirements of a valid discovery, surface restrictions and the requirement of an approved plan of operation (including permits applicable to such plan of operation) and environmental impact statement.

The Real Property consisting of unpatented mill site claims is subject to Liens arising under the mining law, including the requirement that the mill site claims appertain to valid unpatented mining claims, surface restrictions, and the requirement that the same are on ground that is not mineral in character.

Schedule 6.02(a)

Schedule 6.10

Equipment

The items listed on the attached spread sheet, to the extent they constitute equipment, are incorporated in this Schedule 6.10 as though fully set forth herein.

Schedule 6.10

Gold Hill Financial Projections
Updated Capital Cost List
April 2010

				Yellow
ITEM	Mill	Leach	Misc.	Hammer	TOTAL
Labor/Sup	$170,000	$75,000	$55,000	$60,000	$360,000
Pumps	30,000	20,000			50,000
Electrical	70,000	20,000			90,000
Equipment	30,000	80,000			110,000
Fuel	5,000	40,000	5,000	40,000	90,000
Tools	10,000				10,000
Water	20,000	2,000			22,000
Drilling				160,000	160,000
Blasting				50,000	50,000
Housing				50,000	50,000
Balls	10,000				10,000
Assay	10,000				10,000
Pipe/Valves	20,000	25,000			45,000
Reagents	10,000				10,000
Acid		35,000			35,000
Iron		35,000			35,000
Fence	5,000				5,000
Soils Eng.	20,000				20,000
Clay Haul		25,000			25,000
Precip Tank		50,000			50,000
Concrete	10,000	10,000			20,000
Asphalt		20,000			20,000

TOTAL	$420,000	$437,000	$60,000	$360,000	$1,277,000

Amounts Allocated to Expense:
April 2010	$430,000
May 2010	430,000
June 2010	357,000
July 2010	60,000

Total	$1,277,000

Schedule 6.10

EXHIBIT A

FORM OF NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS PROMISSORY NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

DESERT HAWK GOLD CORP.
PROMISSORY NOTE DUE [               ], 2012

No. R-DH-_______	Dated: _____________, 2010

FOR VALUE RECEIVED, the undersigned, DESERT HAWK GOLD CORP., a Nevada corporation (the “Company”), HEREBY UNCONDITIONALLY PROMISES TO PAY to DMRJ GROUP I, LLC (the “Investor”) or its registered assignee the principal amount equal to the lesser of (i) Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000) and (ii) the aggregate principal amount of all Term Loan Advances (as defined below) owing to the Investor by the Company pursuant to the Investment Agreement dated as of [____________,] 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Investment Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Company and the Investor on the dates provided in the Investment Agreement.

The Company promises to pay interest (including all Prepaid Interest, Monthly Interest and Payment Date Interest) on the unpaid principal amount of each Term Loan Advance, from the date of such Term Loan Advance, until such principal amount is paid in full, at such interest rates, and payable at such times (including, in the case of Prepaid Interest with respect to a Term Loan Advance, on the date of the Borrowing thereof), as are specified in the Investment Agreement.

Both principal and interest are payable to the Investor in lawful money of the United States of America to the Investor Payment Account in same day funds.  Each Term Loan Advance owing to the Investor by the Company and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Investor and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Investor to make any such recordation or endorsement shall not affect the Obligations of the Company under this Promissory Note.

Exhibit A – Form of Note

This Promissory Note is the “Note” referred to in, and is entitled to the benefits of, the Investment Agreement and the other Transaction Documents, including the Security Documents.  The Investment Agreement, among other things, (i) provides for the making of Term Loan Advances by the Investor to the Company from time to time in an aggregate amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Company resulting from each such Term Loan Advance being evidenced by this Promissory Note, (ii) provides for the optional and mandatory prepayment of all such Term Loan Advances prior to the Maturity Date, together with all accrued interest due on such date of prepayment, on the dates set forth in the Investment Agreement, and (iii) is secured by the Security Documents.  The outstanding principal amount of this Promissory Note, together with all interest accrued hereon and all other Obligations owing to the Investor hereunder and under the other Transaction Documents, shall be due and payable in full on the Maturity Date.

If default is made in the punctual payment of principal or any other amount under this Promissory Note in accordance with the Investment Agreement, or if any other Event of Default has occurred, this Promissory Note shall, at the Investor’s option exercised at any time upon or after the occurrence of any such payment default or other Event of Default (or in the case of an Event of Default under Section 7.01(h) or (i) of the Investment Agreement, automatically) and in accordance with the applicable provisions of the Investment Agreement, become immediately due and payable.

All payments of any kind due to the Investor from the Company pursuant to this Promissory Note shall be made in the full face amount thereof.  All such payments will be free and clear of, and without deduction or withholding for, any present or future taxes.  The Company shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution in connection with making any payments hereunder, except for any costs imposed by the Investor’s banking institutions.

The Company shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Investor in collecting and enforcing this Promissory Note.

The Company and every endorser of this Promissory Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Promissory Note and the Investment Agreement or the performance of the obligations under this Promissory Note and/or the Investment Agreement.  No renewal or extension of this Promissory Note or the Investment Agreement, no release of any Person primarily or secondarily liable on this Promissory Note or the Investment Agreement, including the Company and any endorser, no delay in the enforcement of payment of this Promissory Note or the Investment Agreement, and no delay or omission in exercising any right or power under this Promissory Note or the Investment Agreement shall affect the liability of the Company or any endorser of this Promissory Note.

No delay or omission by the Investor in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right.  The provisions of this Promissory Note may be waived or amended only in a writing signed by the Company and the Investor.

Exhibit A – Form of Note

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

In order to qualify as a “registered note” for purposes of the Code, transfer of this Promissory Note may be effected only by (i) surrender of this Promissory Note to the Company and the re-issuance of this Promissory Note to the transferee, or the Company’s issuance to the Investor of a new note in the same form as this Promissory Note but with the transferee denoted as the Investor, or (ii) the recording of the identity of the transferee by the Company, which is maintaining a record ownership register of this Promissory Note.  The terms and conditions of this Promissory Note shall be binding upon and inure to the benefit of the Company and the Investor and their permitted assigns; provided, however, that if any such assignment (whether by operation of law, by way of transfer or participation, or otherwise) is to any noteholder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then such noteholder shall submit to the Company on or before the date of such assignment an IRS Form W-8BEN (or any successor form) certifying as to such noteholder’s status for purposes of determining exemption from United States withholding tax, information reporting and backup withholding with respect to all payments to be made to such noteholder under the new note (or other instrument).  Any attempted transfer in violation of the relevant provisions of this Promissory Note shall be void and of no force and effect.  Until there has been a valid transfer of this Promissory Note and of all of the rights hereunder by the Investor in accordance with this Promissory Note, the Company shall deem and treat the Investor as the absolute beneficial owner and holder of this Promissory Note and of all of the rights hereunder for all purposes (including, without limitation, for the purpose of receiving all payments to be made under this Promissory Note).

It is the intention of the Company and the Investor that this Promissory Note is to be a registered instrument and not a bearer instrument and the provisions of this Promissory Note are to be interpreted accordingly.  This Promissory Note is intended to be registered as to both principal and interest and all payments hereunder shall be made to the named Investor or, in the event of a transfer pursuant to the Investment Agreement and this Promissory Note, to the transferee identified in the record of ownership of this Promissory Note maintained by the Company.  Transfer of this Promissory Note may not be effected except in accordance with the provisions hereof.

DESERT HAWK GOLD CORP.

By:
Name:
Title:

Exhibit A – Form of Note

TERM LOAN ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A – Form of Note

EXHIBIT B

FORM OF
BORROWING NOTICE

_____________, ______

DMRJ Group I, LLC
as Investor under the Investment
Agreement referred to below

Attention:  ____________________

Ladies and Gentlemen:

The undersigned, Desert Hawk Gold Corp., refers to the Investment Agreement dated as of July ___, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Investment Agreement”; the terms defined therein being used herein as therein defined), among the undersigned and DMRJ Group I, LLC as Investor, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Investment Agreement that the undersigned hereby requests a Borrowing under the Investment Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02 of the Investment Agreement:

(i)            The Business Day of the Proposed Borrowing is _______________, ____.

(ii)           The principal amount of the Term Loan Advance requested by this Borrowing, net of Prepaid Interest, is $__________.

(iii)          The aggregate amount of the Proposed Borrowing, after taking into account all Prepaid Interest, is $__________.

(iv)          The Term Loan Advance requested by this Borrowing is a [Yellowhammer Advance] [Kiewit Advance].

(v)           The aggregate principal amount of all Term Loan Advances previously borrowed under the Investment Agreement, without taking into account the Proposed Borrowing and regardless of whether any previously borrowed Term Loan Advance has been repaid, in whole or in part, is equal to $__________, and $__________ of such amount has been used for the Yellowhammer Mining Activities and $__________ of such amount has been used for the Kiewit Mining Activities; the unused Commitment, determined by subtracting the aggregate principal amount of all Term Loan Advances made prior to the Proposed Borrowing from the Commitment, is equal to $__________.

(vi)          The proceeds of the Proposed Borrowing will be used for the following purpose(s):  [If the Initial Borrowing, state: the purposes contemplated by the Initial Borrowing] [Company to describe how funds will be used in connection with the Yellowhammer Mining Activities or Kiewit Mining Activities] _________________ _____________________________________________________________________.

Exhibit B – Form of Borrowing Notice

DMRJ Group I, LLC, as Investor
[Date]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          The representations and warranties of the Transaction Parties contained in each Transaction Document are correct on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to an earlier date, in which case, as of such earlier date.

(B)           No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

(C)           The Company has satisfied [the Yellowhammer Milestones, if required] [the Kiewit Milestones].4

Delivery of an executed counterpart of this Borrowing Notice by telecopier shall be effective as delivery of an original executed counterpart of this Borrowing Notice.

Very truly yours,

DESERT HAWK GOLD CORP.

By:
Name:
Title:

[4]	Clause (C) to be omitted in the case of the first (i.e. the Initial Borrowing), second and third Yellowhammer Advances.

Exhibit B – Form of Borrowing Notice